UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )
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☐    Soliciting Material Pursuant to § 240.14a-12

BLUE NILE, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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BLUE NILE, INC.
411 First Avenue, South
Suite 700
Seattle, Washington 98104
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 21, 2013
Dear Stockholder:
You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Nile, Inc., a Delaware corporation (“Blue Nile”). Notice is hereby given that the Annual Meeting will be held on Tuesday, May 21, 2013 at 10:00 AM Pacific Time at the Renaissance Seattle Hotel located at 515 Madison Street, Seattle, Washington 98104 for the following purposes:

1.	To elect our three nominees for director to hold office until the 2016 Annual Meeting of Stockholders;

2.
To ratify the selection by the audit committee of the board of directors of Deloitte & Touche LLP as independent registered public accounting firm for Blue Nile for fiscal year ending December 29, 2013;

3.	To approve the Blue Nile, Inc. 2013 Equity Incentive Plan;

4.	To approve an advisory resolution approving executive compensation; and

5.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 25, 2013. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 411 First Avenue, South, Suite 700, Seattle, Washington 98104.

By Order of the Board of Directors,

Lauren Neiswender
General Counsel and Corporate Secretary

Seattle, Washington
April 10, 2013

You are cordially invited to attend the Annual Meeting in person. Directions to our Annual Meeting are available at http://investor.bluenile.com. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy mailed to you or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on
May 21, 2013. Blue Nile's Proxy Statement and Annual Report to security holders for the fiscal year ended December 30, 2012 are also available at http://investor.bluenile.com.

BLUE NILE, INC.
411 First Avenue, South
Suite 700
Seattle, Washington 98104
PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 21, 2013
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we (Blue Nile, Inc. is sometimes referred to herein as “we” or “Blue Nile”) have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”).
Why are the proxy materials being made available to me?
We are making proxy materials available to you because our board of directors is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 10, 2013 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 20, 2013.
How do I attend the Annual Meeting?
The meeting will be held on Tuesday, May 21, 2013 at 10:00 AM Pacific Time. Directions to the Annual Meeting may be found at http://investor.bluenile.com. Information about how to vote in person at the Annual Meeting is discussed below.
Who may vote at the Annual Meeting?
Only stockholders of record at the close of business on March 25, 2013 will be entitled to vote at the Annual Meeting. On this record date, there were 12,471,736 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name. If on March 25, 2013 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, please fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 25, 2013 your shares were held not in your name, but rather in an account at a brokerage firm, bank or similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What proposals will be voted on at the meeting?
There are four proposals scheduled to be voted on at the meeting:

1.	To elect our three nominees for director to hold office until the 2016 Annual Meeting of Stockholders (Proposal 1);

2.
To ratify the selection by the audit committee of the board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 29, 2013 (Proposal 2);

3.	To approve the Blue Nile, Inc. 2013 Equity Incentive Plan (Proposal 3); and

4.	To approve an advisory resolution approving executive compensation (Proposal 4).
We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.
How do I vote?
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the proxy card that you may request or that we may elect to deliver at a later time, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

☐	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

☐
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

☐
To vote over the telephone, dial toll-free 1-800-776-9437, or, if you are calling outside the U.S., dial 1-718-921-8500, using a touch-tone phone and follow the recorded instructions. Please have your Notice in hand when you call. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Monday, May 20, 2013 to be counted.

☐
To vote on the Internet, go to http://www.voteproxy.com to complete an electronic proxy card. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Monday, May 20, 2013 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 25, 2013, you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received Notice containing instructions from that organization rather than from Blue Nile. Simply follow the instructions in the Notice provided to you to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain from the record holder a valid proxy issued in your name and present it to our inspector of elections at the Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 25, 2013.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

☐	You may submit another properly completed proxy card with a later date.

☐	You may grant a subsequent proxy by telephone or through the Internet.

☐	You may send a timely written notice that you are revoking your proxy to Blue Nile's Corporate Secretary at 411 First Avenue, South, Suite 700, Seattle, Washington 98104.

☐	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization.
When are stockholder proposals due for next year's Annual Meeting?
To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 12, 2013 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), to our Corporate Secretary at 411 First Avenue, South, Suite 700, Seattle, Washington 98104. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities and Exchange Act of 1934, as amended.
A stockholder proposal or nomination for director that will not be included in next year's proxy materials, but that a stockholder intends to present in person at next year's Annual Meeting, must comply with the notice, information and consent provisions contained in our Bylaws. In part, the Bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing to our Corporate Secretary at our principal executive offices no later than the close of business on February 20, 2014 (90 days prior to the first anniversary of the 2013 Annual Meeting Date) nor earlier than the close of business on January 21, 2014 (120 days prior to the first anniversary of the 2013 Annual Meeting date). In the event that we set an Annual Meeting date for 2014 that is not within 30 days before or after the anniversary of the 2013 Annual Meeting date, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2014 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2014 Annual Meeting is first made. You are also advised to carefully review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the submission of certain information with respect to proposed nominees and proponents of any stockholder proposals. You may obtain a copy of our Bylaws by mailing a request in writing to Blue Nile's Corporate Secretary at 411 First Avenue, South, Suite 700, Seattle, Washington 98104.
 How many votes are needed to approve each proposal?
If a quorum is present, each proposal requires the votes described below to be approved.

☐
Proposal 1 - Election of Directors. For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

☐
Proposal 2 - Ratification of Deloitte & Touche LLP as independent registered public accounting firm. To be approved, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 29, 2013 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

☐
Proposal 3 - Approval of the 2013 Equity Incentive Plan. To be approved, the Blue Nile, Inc. 2013 Equity Incentive Plan must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the Blue Nile, Inc. 2013 Equity Incentive Plan. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

☐
Proposal 4 - Advisory Vote Approving Executive Compensation. To be approved, the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the compensation of our named executive officers. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding a majority of the outstanding shares of stock entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were 12,471,736 shares of common stock outstanding and entitled to vote. Thus, the holders of 6,235,870 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. In the absence of a quorum, the Annual Meeting may be adjourned either by the chairman of the meeting or by vote of the holders of a majority of shares present at the meeting in person or represented by proxy.
What if I return a proxy card but do not make specific choices?
If you are a stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted as recommended by the board of directors. The board of directors unanimously recommends a vote:

1.	FOR the election of the three nominees for director (Proposal 1);

2.	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 29, 2013 (Proposal 2);

3.	FOR approval of the Blue Nile, Inc. 2013 Equity Incentive Plan (Proposal 3); and

4.	FOR approval of the advisory resolution approving executive compensation (Proposal 4).
If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion may either leave your shares unvoted or vote your shares on routine matters. The election of directors, the vote to approve our 2013 Equity Incentive Plan, and the advisory vote approving executive compensation are non-routine matters. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on these proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients, and who do not have discretionary authority to vote on these matters because they are non-routine matters. In tabulating the voting results for the election of directors and the advisory approval of executive compensation, shares that constitute broker non-votes are not considered entitled to vote on such proposals. Accordingly, broker non-votes will not affect the outcome of the vote on these proposals.
The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2013 is considered a routine matter.
Whether or not your brokerage firm can vote or does vote your shares on your behalf on any proposal, if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) your shares will be counted as present for the purpose of determining a quorum.
How can I find out the results of the voting at the Annual Meeting?
Votes will be counted by a representative of our independent inspector of elections appointed for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. We will publish final voting results on a Form 8-K that we expect to file within four business days after our Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish the preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

\
PROPOSAL 1
ELECTION OF DIRECTORS
Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified.
During most of 2012, the board of directors was comprised of eight members. Harvey Kanter was appointed our chief executive officer and president, effective March 30, 2012. The board of directors also appointed Mr. Kanter to the board of directors, effective March 30, 2012 and increased the size of the board of directors from seven to eight. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Mr. Vadon, Mr. Kanter, and Mr. Bruzzo attended the 2012 Annual Meeting of Stockholders.
There are three directors in the class whose terms of office expire in 2013: Chris Bruzzo, Harvey Kanter, and Leslie Lane. Messrs. Bruzzo and Kanter have not been previously elected by the stockholders. Mr. Bruzzo was appointed to the board of directors by the board of directors and has served as a director since July of 2011. Mr. Kanter was appointed to the board of directors by the board of directors and has served as a director since March of 2012. Mr. Lane has served as a director since 2008 and was previously elected by the stockholders. Messrs. Bruzzo and Lane have been designated by our board of directors as independent directors within the meaning of the applicable NASDAQ Stock Market LLC (“Nasdaq”) listing standards.
On the recommendation of the nominating and corporate governance committee, the board of directors has nominated each of Messrs. Bruzzo, Kanter, and Lane to stand for election at the Annual Meeting. If elected at the Annual Meeting, each of Messrs. Bruzzo, Kanter, and Lane would serve until the 2016 Annual Meeting of Stockholders and until his successor is elected and qualified, or, if sooner, until the director's death, resignation or removal.
For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. In the unexpected event that a nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by us. Alternatively, the board of directors may decide to reduce the size of the board of directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable or unwilling to serve.
Below is a biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below include information, as of the date of this proxy statement, regarding specific and particular experience, qualifications, attributions or skills of each director that led the nominating and corporate governance committee to recommend the director nominees to the board of directors and to conclude that each of the other directors should continue to serve as members of our board of directors.
In addition to the individual information set forth below, all of our directors, including our nominees, must exemplify the highest levels of ethics and integrity, have a demonstrated willingness to devote sufficient time and energy to serving on our board of directors and its committees, and have a commitment to rigorously representing the long-term interests of our stockholders.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS
Chris Bruzzo
Chris Bruzzo, age 43, has served as a director since July 2011. Since June 2012, Mr. Bruzzo has served as the senior vice president of channel brand management at Starbucks Corporation, a specialty coffee retailer. From June 2011 until June 2012, he served as the senior vice president and chief marketing officer for Seattle's Best Coffee, a subsidiary of Starbucks Corporation. From June 2008 to July 2011, he served as vice president of global advertising & digital marketing at Starbucks Corporation. From January 2008 to May 2008, Mr. Bruzzo served as the chief technology officer and interim chief information officer at Starbucks Corporation and from January 2007 to January 2008, he served as the vice president of digital strategy at Starbucks Corporation. From July 2006 to October 2006, Mr. Bruzzo

served as the vice president of marketing and public relations at Amazon.com, Inc., an online retailer. From July 2003 to February 2006, Mr. Bruzzo served in various roles at Amazon.com, Inc., including vice president of strategic communications, content and initiatives. Prior to Amazon.com, Inc., Mr. Bruzzo was an assistant vice president at Regence Blue Shield, an insurance company. Mr. Bruzzo holds a B.A. in Political Studies from Whitworth College. Mr. Bruzzo is a member of our audit committee and compensation committee. Mr. Bruzzo has an extensive background in marketing and in building an iconic global brand. His expertise and perspective make him uniquely valuable to the board of directors as the company continues to expand its brand globally. Further, Mr. Bruzzo's extensive expertise in social media provides the board of directors with valuable insights into the most effective ways to interact with customers.
Harvey Kanter
Harvey Kanter, age 51, has served as our chief executive officer, president and director since March 30, 2012. He served as the chief executive officer and president of Moosejaw Mountaineering and Backcountry Travel, Inc., a leading multi-channel retailer of premium outdoor apparel and gear from January 2009 to March 2012. From April 2003 to June 2008, Mr. Kanter served in various executive positions at Michaels Stores, Inc. (“Michaels”), a specialty retailer of arts and crafts, most recently serving as the executive vice president and managing director from March 2006 to June 2008. While at Michaels, Mr. Kanter also served as the president of Aaron Brothers, Inc., a division of Michaels, from April 2003 to March 2006. From October 1995 to March 2003, Mr. Kanter served in various management positions at Eddie Bauer, Inc. (“Eddie Bauer”), a premium outdoor retailer, including serving as the vice president and managing director of Eddie Bauer Home, a division of Eddie Bauer. Prior to Eddie Bauer, Mr. Kanter held positions at several other retailers, including Sears Roebuck Company, a multi-line retailer, and Broadway Stores, Inc. (known as Carter Hawley Hale Department Stores). Mr. Kanter holds a M.B.A from Babson College and a B.S. in Marketing from Arizona State University. As our chief executive officer, Mr. Kanter brings to our board of directors critical insights into our strategic opportunities and into our day-to-day operations, organizational development, and structure.
Leslie Lane
Leslie Lane, age 45, has served as a director since December 2008. Mr. Lane has served as our lead independent director since February 2012. Mr. Lane has served as an operating partner at Altamont Capital Partners, a private equity company, since May 2011. He served as the vice president and managing director of the Nike Foundation at Nike, Inc., a leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories, from June 2010 to April 2011. From October 2006 to June 2010, he served as vice president and general manager of Global Running for Nike, Inc. From March 2004 to October 2006, he served as the director of Nike Global Footwear finance and strategic planning and, from March 2003 to March 2004, he served as the director of Nike subsidiaries. From 1998 to 2002, Mr. Lane held various positions at Roll International Corporation, a private holding company, including serving as the chief operating officer of PomWonderful LLC, the chief financial officer of Paramount Citrus, and the vice president of strategy of Roll International Corporation. From 1990 to 1998, Lane was a consultant with Bain & Company, a management consulting firm. He holds an M.B.A. from Harvard University and a M.A. in Chemistry from Oxford University. Mr. Lane is a member of our compensation committee and nominating and corporate governance committee. Mr. Lane has a strong background in building a customer-centric brand. His experience provides the board of directors with valuable insights into strategic branding and marketing opportunities both domestically and internationally. Further, Mr. Lane's deep financial expertise and experience is valuable to the board of directors. Mr. Lane's tenure on the board of directors, his brand expertise, and his independence make him exceptionally qualified to serve as our lead independent director.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE (PROPOSAL 1).

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Eric Carlborg
Eric Carlborg, age 49, has served as a director since February 2005. Since June 2010, Mr. Carlborg has served as a partner at August Capital, an investment company. From April 2006 to June 2010, Mr. Carlborg served as a partner at Continental Investors LLC, an investment company. From September 2005 to March 2006, Mr. Carlborg served as chief financial officer of ProvideCommerce, Inc., an e-commerce company. From July 2001 to October 2004, Mr. Carlborg was a managing director of investment banking with Merrill Lynch & Co., a financial services company. Prior to his tenure at Merrill Lynch, Mr. Carlborg served in various executive financial positions, including chief financial officer at Authorize.net, Inc. and chief strategy officer at Go2Net, Inc., providers of Internet products and services. Mr. Carlborg also previously served as chief financial officer for Einstein/Noah Bagel Corp., a food service company. Mr. Carlborg previously served as a member of the board of directors of Big Lots, Inc., a Fortune 500 retailer. Mr. Carlborg holds an M.B.A. from the University of Chicago and a B.A. in Economics from the University of Illinois. Mr. Carlborg serves as the chair of our audit committee. Mr. Carlborg's extensive background in accounting and financial management is valuable to our board of directors and audit committee. Additionally, Mr. Carlborg has a deep understanding of our financial statements and our business, which make him an especially valuable and effective audit committee chair. Mr. Carlborg has been designated by our board of directors as an audit committee financial expert.
Mark Vadon
Mark Vadon, age 43, founded Blue Nile and has served as our chairman of the board of directors since its inception in March 1999. He served as our executive chairman from February 2008 to August 2011 and served as our chief executive officer from March 1999 to February 2008. From March 1999 to February 2007, Mr. Vadon was also Blue Nile's president. From December 1992 to March 1999, Mr. Vadon was a consultant for Bain & Company, a management consulting firm. In 2010, Mr. Vadon founded Zulily, Inc., a private-sale shopping site for moms and children, and serves as its chairman of the board of directors. Mr. Vadon has served on the board of directors for Home Depot, Inc., a home improvement retailer, since September 2012. Mr. Vadon holds an M.B.A. from Stanford University and a B.A. in Social Studies from Harvard University. Mr. Vadon founded Blue Nile over 13 years ago and brings to the board of directors a deep understanding of the business and the strategic vision for the business. Further, Mr. Vadon's experience and tenure both on the board of directors and at our company provides the board of directors with critical leadership and institutional knowledge. Mr. Vadon's expertise and experience with us make him exceptionally well suited to serve as our chairman of the board of directors.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING OF STOCKHOLDERS
Michael Potter
Michael Potter, age 51, has served as a director since October 2007 and served as our lead independent director from February 2011 to February 2012. Mr. Potter served as chairman and chief executive officer of Big Lots, Inc., a Fortune 500 retailer, from June 2000 to June 2005. Prior to serving as chief executive officer, Mr. Potter served in various capacities at Big Lots, including the role of chief financial officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter has served on the board of directors at Zulily, Inc., a private-sale shopping site for moms and children, since March 2011 and served as the chief operating officer at Zulily from October 2011 until March 2012. Mr. Potter currently serves on the board of directors of Coldwater Creek, Inc., a triple channel retailer of women's apparel, gifts and accessories. Mr. Potter formerly served on the board of directors of Newegg, Inc., an online-only retailer specializing in high-tech products, and Big Lots. Mr. Potter holds an M.B.A. from Capital University in Ohio and a B.S. in Finance and Management from the University of Oregon. Mr. Potter currently serves on our audit committee, compensation committee, and nominating and corporate governance committee. Mr. Potter served on our compensation committee from December 2008 to January 2012, he came off the compensation committee between February 2012 and April 2012 and was reappointed in May 2012. Mr. Potter brings a wealth of retail experience to the board of directors. His prior experience as a Chairman, chief executive officer and director of a Fortune 500 retailer provide the board of directors with valuable leadership skills, strategic planning and corporate governance skills. In addition his prior experience as a chief operating officer for an internet retailer as well as a chief financial officer for a Fortune 500 retailer, provides valuable operational, e-commerce and financial expertise to the company. Mr. Potter's leadership, tenure, and experience make him extremely well qualified to serve on our board of directors. He has been designated by our board of directors as an audit committee financial expert.
Steve Scheid
Steve Scheid, age 59, has served as a director since October 2007. From December 2002 until April 2012, Mr. Scheid served on the Board of Directors of Janus Capital Group, Inc., an asset management company (“Janus Capital”), and served as the Chairman of Janus Capital from January 2004 until April 2012. From April 2004 until December 2005, Mr. Scheid also served as the chief executive officer of Janus Capital. Mr. Scheid served as vice chairman of the Charles Schwab Corporation ("Schwab") and president of Schwab's retail group from 2000 to 2002. Prior thereto, Mr. Scheid headed Schwab's financial products and services group and was the firm's Chief Financial Officer from 1996 through 1999. From 2001 to 2002, Mr. Scheid served on the Federal Advisory Council, which provides oversight to the Federal Reserve Board in Washington, D.C. Mr. Scheid served as a founding partner of Strategic Execution Group, LLC, a consulting firm, from April 2007 until December 31, 2012. Mr. Scheid serves on the board of directors of NMI, Inc., an insurance company, and formerly served on the board of directors of PMI Group, Inc., an international provider of credit enhancement products and Autodesk, Inc., a design software company. Mr. Scheid holds a B.S. in Accounting from Michigan State University. Mr. Scheid serves as the chair of our compensation committee. Mr. Scheid has a deep expertise in finance, retail strategies, risk management, and investment services. During his career, he has supervised the human resources departments at three different organizations. Mr. Scheid provides the board of directors with valuable executive leadership experience and has a deep understanding of and tremendous experience with executive compensation packages making him an exceptionally valuable and effective director and compensation committee chair.
Mary Alice Taylor
Mary Alice Taylor, age 63, has served as a director since March 2000 and served as our lead independent director from May 2004 to February 2011. Ms. Taylor has been an independent business executive since October 2000. She held a temporary assignment as chairman and chief executive officer of Webvan Group, Inc., an e-commerce company, from July 2001 to December 2001. Prior to that, she served as chairman and chief executive officer of HomeGrocer.com, an e-commerce company, from September 1999 until she completed a sale of the company to Webvan Group, Inc. in October 2000. From January 1997 to September 1999, Ms. Taylor served as corporate executive vice president of Worldwide Operations and Technology for Citigroup, Inc., a financial services organization. Ms. Taylor also served as a senior vice president of Federal Express Corporation, a delivery services company, from September 1991 until December 1996. Ms. Taylor serves on the board of directors of Allstate Corporation, an insurance company. Ms. Taylor formerly served on the board of directors of Autodesk Inc., a design software company, and Sabre Holdings, an Internet travel services company. Ms. Taylor holds a B.S. in Finance from Mississippi State University. Ms. Taylor served as our lead independent director from May 2004 through February 2011. Ms. Taylor is the chair of the nominating and corporate governance committee. She also serves as a member of our audit committee and has been designated by our board of directors as an audit committee financial expert. Ms. Taylor is a seasoned business leader and director. Her executive leadership experience, including her role as chief executive officer, provides the board of directors with valuable operational, financial, and executive leadership skills. Her tenure and in-depth knowledge about our business make her exceptionally well qualified to serve as our director, nominating and corporate governance committee chair.
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq listing standards, a majority of the members of a listed company's board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our legal counsel to ensure that the board of directors' determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq as in effect, from time to time.
Consistent with these considerations, after reviewing all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board of directors affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Bruzzo, Mr. Carlborg, Mr. Lane, Mr. Potter, Mr. Scheid, and Ms. Taylor. In making this determination, the board of directors found that none of these directors had a material or other disqualifying relationship with us. In determining the independence of Mr. Carlborg, the board of directors considered that August Capital, LLC, an investment company in which Mr. Carlborg serves as a partner, acquired a less than 10% interest in Zulily, a company that Mr. Vadon founded and serves as its chairman of the board of directors, and of which he is a significant stockholder. It also considered that Mr. Carlborg has a minimal personal investment in Zulily and serves on Zulily's board of directors. In determining the independence of Mr. Potter, the board of directors considered that Mr. Potter serves on Zulily's board of directors and formerly served as its chief operating officer. The board of directors determined that the relationships between Mr. Carlborg and Zulily and Mr. Potter and Zulily do not interfere with the exercise of independent judgment by Mr. Carlborg or Mr. Potter in carrying out each of their responsibilities as our director. Mr. Vadon is not independent by virtue of his prior employment with us. Mr. Kanter is not independent by virtue of his employment with us.
THE BOARD OF DIRECTORS' ROLE IN RISK OVERSIGHT
There are risks inherent in every business and our board of directors has oversight over how we manage the risks associated with our business. Our board of directors has delegated to the audit committee the primary responsibility for the oversight of our risks. The audit committee chair reports to the full board of directors the process the audit committee and management went through to fulfill its oversight responsibilities and the results from the process. The audit committee's Charter provides, in relevant part, that it will review and discuss with management and with our independent registered public accounting firm, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures.
At least annually, the audit committee evaluates our risks and the management of our risks. In 2012, management presented to the audit committee our Enterprise Risk Management assessment tool. In connection with its review, the audit committee went through the risks identified by management, the process management used to identify and rate risks, the mitigation strategies for each of the material risks, and the relevant action items. The chair of the audit committee then reported to the board of directors the process it and management went through and discussed the material findings from the review. The board of directors believes that the process that it goes through to oversee the management of risks allows it to understand the critical risks facing the business, evaluate our risk management process and ensure that the risk management process is functioning adequately, and foster a culture of risk awareness.
MEETINGS OF THE BOARD OF DIRECTORS
The board of directors met 10 times during fiscal year 2012. Each board member attended 75% or more of the aggregate of the meetings of the board of directors and meetings of the committees on which he or she served, held during the period for which he or she was a director or committee member.
As required under applicable Nasdaq listing standards, in fiscal year 2012, our independent directors met at least four times in regularly scheduled executive sessions at which only independent directors were present. The lead independent director presided over the executive sessions. From February 2011 through February 2012, Mr. Potter was the lead independent director and from February 2012 through current date, Mr. Lane has served as the lead independent director. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Blue Nile's Corporate Secretary at 411 First Avenue, South, Suite 700, Seattle, Washington 98104. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the audit committee, compensation committee or nominating and corporate governance committee, as applicable.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
In April 2004, our board of directors documented the governance practices followed by us and our board of directors by adopting the Corporate Governance Policies of the Board of Directors (the “Governance Policies”). The Governance Policies provide the board of directors with the necessary authority to review and evaluate our business operations as needed, and they are designed to facilitate the board of directors' independent decision making authority. The Governance Policies are intended to align the interests of directors and management with those of our stockholders. The Governance Policies, among other things, set forth the practices the board of directors will follow with respect to the selection of directors, the independence of the directors, meetings of the board of directors, committees of the board of directors, and the responsibilities of the board of directors. The Governance Policies were adopted to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Governance Policies of the board of directors, as well as the charters for each committee of the board of directors, may be viewed on our website at www.bluenile.com in the corporate governance section of our investor relations page.
Leadership Structure. The board of directors does not have a policy on whether the role of the chairman and chief executive officer should be separate, but currently our founder, Mr. Vadon, is serving as our chairman. The role of the chairman and chief executive officer became separate in February 2008, when Mr. Vadon transitioned from our chief executive officer to our executive chairman. In 2011, Mr. Vadon transitioned from executive chairman to a non-employee chairman of the board of directors. The board of directors believes that Mr. Vadon's role as the chairman of the board is appropriate given his deep understanding of the business and given his distinct value to our long-term strategy. Mr. Vadon is not considered an independent director by virtue of his prior employment with us. Our Governance Policies provide that to the extent that there is not an independent chairman, the board of directors will designate an independent director to serve as lead independent director. From February 2011 through February 2012, the board of directors designated Mr. Potter to serve as our lead independent director. In February 2012, the board of directors designated Mr. Lane to serve as our lead independent director and in February 2013, the board of directors designated Mr. Lane to continue to serve as our lead independent director. Pursuant to our Governance Policies, except to the extent otherwise deemed appropriate by the board of directors, the lead director has the following responsibilities: (i) in conjunction with the chief executive officer, establish any agenda for meetings of the independent directors, (ii) preside over the meetings of the independent directors, and (iii) coordinate the activities of the other independent directors and to perform various other duties. Typically, there is a meeting of the independent directors in conjunction with every quarterly meeting of the board of directors and in 2012 each quarterly meeting of the board of directors included a non-management executive session. This allows the directors to speak candidly on any matter of interest, without members of management present.
 Committees. The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for fiscal year 2012 for each of the committees of the board of directors:

Name	Audit	Compensation	Nominating and Corporate Governance
Mark Vadon, chairman
Leslie Lane**		X	X
Chris Bruzzo(1)	X	X
Eric Carlborg	X*
Harvey Kanter(2)
Michael Potter(3)	X	X	X
Steve Scheid		X*
Mary Alice Taylor	X		X*
Total meetings in fiscal year 2012	8	9	4

*	Committee chairperson

**	Lead independent director from February 2012. Mr. Potter was the lead independent director from February 2011 through February 2012.

(1)
Mr. Bruzzo served on our nominating and corporate governance committee from August 2011 to February 2012. In February 2012, Mr. Bruzzo moved from our nominating and corporate governance committee to our compensation committee.

(2)	Mr. Kanter was appointed to the board of directors in March of 2012.

(3)
Mr. Potter served on our compensation committee from December 2008 to February 2012. In February 2012, Mr. Potter moved from the compensation committee to the nominating and corporate governance committee. In May 2012, Mr. Potter was again appointed to the compensation committee.

Below is a description of each committee of the board of directors. Each committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.
AUDIT COMMITTEE
The audit committee of the board of directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the audit committee performs functions, including, among other things:

•	evaluating the performance of and assessing the qualifications of the independent registered public accounting firm;
•determining and approving the engagement of the independent registered public accounting firm;

•
reviewing all relationships between the prospective auditors, or their affiliates and us, or persons in financial oversight roles with us, that may reasonably be thought to bear on independence, and to discuss with the prospective auditors the potential effects of such relationships on the independence of the prospective auditors;

•	determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•evaluating the systems of internal control over financial reports;

•	reviewing and approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law;
•reviewing and approving or rejecting transactions between us and any related parties;

•	conferring with management and the independent registered public accounting firm regarding the effectiveness of our internal controls over financial reporting;

•
establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•
reviewing our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm , including reviewing our disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

The audit committee is composed of four directors: Mr. Carlborg (chair), Mr. Bruzzo, Mr. Potter, and Ms. Taylor. The audit committee met eight times during the fiscal year. The audit committee has adopted a written charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.
Our board of directors annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The board of directors has also determined that each of Mr. Carlborg, Mr. Potter, and Ms. Taylor qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. In making this determination, the board of directors made a qualitative assessment of Mr. Carlborg, Mr. Potter and Ms. Taylor's level of knowledge and experience based on a number of factors, including their respective formal education, experience, business acumen, and independence.

AUDIT COMMITTEE REPORT(1)
The audit committee reviewed and discussed the audited financial statements for fiscal year 2012 with management of Blue Nile. The audit committee has also discussed with Blue Nile's independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The audit committee has also received the written disclosures and the letter from Blue Nile's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with Blue Nile's independent registered public accounting firm's independence. Based on the foregoing, the audit committee has recommended to the board of directors that the audited financial statements be included in Blue Nile's Annual Report on Form 10-K for the fiscal year ended December 30, 2012.
Date: April 10, 2013

Respectfully submitted, Eric Carlborg, Chairman Chris Bruzzo Michael Potter Mary Alice Taylor

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Blue Nile under the Securities Act of

1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
COMPENSATION COMMITTEE
The compensation committee is composed of four directors: Mr. Scheid (chair), Mr. Bruzzo, Mr. Potter, and Mr. Lane. Mr. Potter served on the compensation committee from December 2008 to February 2012. In February 2012, Mr. Potter moved from the compensation committee to the nominating and corporate governance committee, and Mr. Bruzzo was appointed to the compensation committee. In May 2012, Mr. Potter was again appointed to the compensation committee. The compensation committee met nine times during fiscal year 2012. Our board of directors has determined that all of the members of the compensation committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The compensation committee has adopted a written compensation committee charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.
The compensation committee acts on behalf of the board of directors to review, adopt, and oversee our compensation strategy, policies, plans, and programs, including:

•
review and approval of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these objectives;

•	review and approval of the compensation and other terms of employment of our executive officers and other senior management; and

•	administration of our equity compensation plans, incentive compensation plans, and other similar plans.
Each year, the compensation committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.
The agenda for each compensation committee meeting is generally developed by the chair of the compensation committee, in consultation with the chief executive officer, the chairman, and the general counsel, as appropriate. The compensation committee meets regularly in executive session. From time to time, various members of management as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice, or otherwise participate in the compensation committee meetings. The charter of the compensation committee grants the compensation committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist it in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.
Under its charter, the compensation committee may form, and delegate authority to, subcommittees, as appropriate. In 2004, the compensation committee formed the stock award committee. Three executives comprise the stock award committee: our chief executive officer, chief financial officer, and general counsel. The compensation committee delegated authority to the stock award committee to grant equity within ranges approved by the compensation committee: (1) equity awards to newly hired non-executive employees, and (2) merit awards to existing non-executive employees at such times as are specifically authorized. The purpose of this delegation of authority is to enhance the flexibility of our equity administration and to facilitate the timely grant of equity to non-executive employees within specified limits approved by the compensation committee.
Compensation Committee Interlocks and Insider Participation
None of the compensation committee's members has at any time been an officer or employee of Blue Nile. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that at the same time has or had one or more of its executive officers serving on our board of directors or compensation committee. None of the compensation committee's members is or was a participant in a “related person transaction” in the past fiscal year (see “Transactions with Related Persons” included herein for a description of our policy on related person transactions).
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The nominating and corporate governance committee of the board of directors is responsible for, among other things:

•	identifying, reviewing and evaluating candidates to serve as directors;

•	recommending candidates to the board of directors for election to the board of directors;

•	reviewing and evaluating incumbent directors;

•	considering recommended director nominees and proposals submitted by stockholders;

•	establishing policies and procedures to facilitate stockholder communications with the board of directors;

•	evaluating the performance, authority, operations, charter and composition of each standing committee and the performance of each committee member and recommending changes, as it deems appropriate;

•	developing and periodically reviewing a management succession plan;

•	establishing and carrying-out a process for the periodic review of the performance of the board of directors and its committees and management;

•	assessing the independence of directors;

•	evaluating the need for a plan or program for the continuing education of directors;

•	reviewing significant regulatory, legal or other initiatives and matters that may materially impact us;

•	developing and reviewing our corporate governance principles;

•	evaluating our directors and officers liability insurance; and

•	overseeing our policies and practices regarding philanthropic and political activities.
Three directors comprise the nominating and corporate governance committee: Ms. Taylor (chair), Mr. Lane and Mr. Potter. Mr. Bruzzo was appointed to the nominating and corporate governance committee in August 2011 and served until February 2012. Mr. Potter has served on the nominating and corporate governance committee since February 2012. Our board of directors has determined that all of the members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The nominating and corporate governance committee met four times during fiscal year 2012. The nominating and corporate governance committee has adopted a written charter that is available on our website, www.bluenile.com, in the corporate governance section of our investor relations page.
Criteria for Nominees. The nominating and corporate governance committee reviews the experience and characteristics appropriate for members of the board of directors and director nominees in light of the board of directors' composition at the time, and skills and expertise needed at the board of directors and committee levels. The nominating and corporate governance committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews such directors' overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be “independent” under Nasdaq listing standards, applicable Securities and Exchange Commission rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible nominees after considering the function and needs of the board of directors. The nominating and corporate governance committee meets to discuss and consider the nominees and then selects a nominee or nominees for recommendation to the board of directors by majority vote.
In February 2013, we paid a fee to a third party to assist us in the process of identifying and evaluating director nominees. Prior to February 2013, we had not paid a third party to assist us in identifying or evaluating director nominees. None of the current directors were identified through a third party. To date, the nominating and corporate governance committee has not received a timely recommendation for a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.
The nominating and corporate governance committee will consider properly submitted director nominees recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board of directors may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: 411 First Avenue, South, Suite 700, Seattle, Washington 98104, Attention: Corporate Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Our Bylaws contain other specific requirements to properly submit a director nomination to our stockholders. A recommendation of a nominee to the nominating and corporate governance committee shall not be deemed to satisfy the nomination requirements set forth in our Bylaws.
Diversity. While the nominating and corporate governance committee does not have a formal diversity policy for board membership, the Committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the board's deliberations and decisions. The nominating and corporate governance committee identifies qualified potential candidates without regard to any candidate's race, color, disability, gender, national origin, religion or creed. As part of the process of identifying candidates, the nominating and corporate governance committee evaluates how a particular candidate would strengthen and increase the diversity of the board in terms of that candidate's possible contribution to the board of directors' overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Our board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of our individual directors. Stockholders who wish to communicate with the board of directors may do so by sending written communications addressed to the Corporate Secretary of Blue Nile at 411 First Avenue, South, Suite 700, Seattle, Washington 98104. All communications will be compiled by our Corporate Secretary and submitted to the board of directors or the individual directors, as applicable, on a periodic basis.
CODE OF ETHICS
We have adopted the Blue Nile, Inc. Code of Ethics that applies to all officers, directors and employees, including our chief executive officer, chief financial officer, controller, and persons performing similar functions. The Code of Ethics is available on our website at www.bluenile.com in the corporate governance section of our investor relations page. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website and file a Current Report on Form 8-K to the extent required by law and the Nasdaq listing standards.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 29, 2013 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The audit committee, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in best interest of our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the same effect as a vote against this proposal.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 30, 2012 and January 1, 2012 by Deloitte & Touche LLP, our principal accountant for each of these fiscal years. All fees described below were approved by the audit committee.

	Fiscal Year Ended
	December 30, 2012	January 1, 2012
Audit Fees (1)	$619,400	$585,850
Audit-related Fees	—	—
Tax Fees (2)	30,700	25,368
All Other Fees (3)	2,409	2,409

Total Fees	$652,509	$613,627

(1)
Audit Fees consist of fees billed by Deloitte & Touche LLP for (a) the audit of our annual financial statements included in our 2012 Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q; (b) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects; (c) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)	Tax fees in fiscal 2012 relate to 2011 federal, state and foreign tax return preparation. Tax fees in fiscal 2011 relate to 2010 federal, state and foreign tax return preparation.

(3)	Other fees billed consist of a subscription to an online technical accounting research tool.
Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. These policies generally provide for the pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee's members, but the decision must be reported to and ratified by the full audit committee at its next scheduled meeting. As such, the engagement of Deloitte & Touche LLP to render all of the services described in the categories above was approved by the audit committee in advance of rendering those services or approved by a delegate and subsequently ratified by the audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant's independence.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Proposal 3
Approval of 2013 Equity Incentive Plan
The Blue Nile, Inc. 2013 Equity Incentive Plan (the “2013 Equity Plan”), was adopted by the compensation committee of the board of directors on March 22, 2013. The 2013 Equity Plan is the successor to the Blue Nile, Inc. 2004 Equity Incentive Plan (the “2004 Plan”), and the Blue Nile, Inc. Third Amended and Restated 2004 Non-Employee Directors' Stock Option Plan (the “2004 Non-Employee Director Plan”).
If this proposal is approved by our stockholders, the 2013 Equity Plan will become effective upon the date of the annual meeting, and no additional stock awards will be granted under the 2004 Plan or the 2004 Non-Employee Director Plan (although all outstanding stock awards granted under the 2004 Plan and the 2004 Non-Employee Director Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of such plans). In the event that our stockholders do not approve this proposal, the 2013 Equity Plan will not become effective and the 2004 Plan and the 2004 Non-Employee Director Plan will continue in their current forms. Unless sooner terminated, the 2004 Plan will terminate on March 8, 2014.
The approval of the 2013 Equity Plan will allow us to continue to grant stock options and other awards at levels determined appropriate by our board of directors. The 2013 Equity Plan will also allow us to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of our employees, consultants and directors, and to provide long term incentives that align the interests of our employees, directors and consultants with the interests of our stockholders.
Approval of the 2013 Equity Plan by our stockholders will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options and performance awards under the 2013 Equity Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation, and we believe it is in the best interests of the Company and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. For the grant of awards under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, the plan must, among other things, (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to stock options and performance stock awards, and the amount of cash that may be subject to performance cash awards, granted to any employee under the plan in any year and (iii) include one or more pre-established business criteria upon which the performance goals for performance awards may be granted (or become vested or exercisable). These terms must be approved by the stockholders and, accordingly, our stockholders are requested to approve the 2013 Equity Plan, which includes terms regarding eligibility for awards, per-person limits on awards and the business criteria for performance awards granted under the 2013 Equity Plan (as described in the summary below).
Description of the 2013 Equity Incentive Plan
The material features of the 2013 Equity Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2013 Equity Plan, which is appended to this Proxy Statement as Appendix A. Stockholders are urged to read the actual text of the 2013 Equity Plan in its entirety.
Types of Awards
The terms of the 2013 Equity Plan provide for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards and performance awards that may be settled in cash, stock or other property.
Shares Available for Awards

If this Proposal No. 3 is approved, the total number of shares of our common stock reserved for issuance under the 2013 Plan will consist of 1,000,000 shares plus the number of shares subject to stock awards outstanding under the 2004 Plan, the 2004 Non-Employee Director Plan or the Blue Nile, Inc. 1999 Equity Incentive Plan that terminate prior to exercise and would otherwise be returned to the share reserves under the 2004 Plan, the 2004 Non-Employee Director Plan or the Blue Nile, Inc. 1999 Equity Incentive Plan less one share for each share of stock issued pursuant to a stock award granted after March 22, 2013. This aggregate number is referred to as the "Share Reserve."

As of March 22, 2013, options to purchase approximately 2,249,182 shares were outstanding and awards other than options and stock appreciation rights covering an aggregate of 79,013 were outstanding. The weighted average exercise price of all options outstanding as of March 22, 2013 was approximately $38.40 and the weighted average remaining term of such options was approximately 5.77 years. A total of 12,471,736 shares of our common stock were outstanding as of March 25, 2013. No shares are available to grant under the Blue Nile, Inc. 1999 Equity Incentive Plan.
If a stock award granted under the 2013 Equity Plan expires or otherwise terminates without all of the shares covered by such stock award having been issued, or is settled in cash, such expiration, termination or settlement will not reduce the number of shares of common stock that may be available for issuance under the 2013 Equity Plan, and the shares subject to such stock award will again become available for issuance under the 2013 Equity Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited or repurchased will again become available for issuance under the 2013 Equity Plan. In addition, any shares of common stock reacquired by us in satisfaction of tax withholding obligations on a stock award or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2013 Equity Plan.
As of March 25, 2013, the closing price of our common stock as reported on the Nasdaq was $34.76 per share and a total of 12,471,736 shares of our common stock were outstanding.   As of March 25, 2013, no awards have been granted under the 2013 Equity Plan and between March 22, 2013 and March 25, 2013 no stock awards were granted under the 2004 Plan or the 2004 Non-Employee Director Plan.
Eligibility

All of our approximately 252 employees, seven non-employee directors and one consultant as of March 25, 2013 are eligible to participate in the 2013 Equity Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2013 Equity Plan only to our employees (including officers) and employees of our affiliates.
Section 162(m) Limits
Under the 2013 Equity Plan, a maximum of 500,000 shares of our common stock may be granted to any one participant during any one calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant. In addition, the maximum amount covered by performance awards that may be granted to any one participant in any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during a performance period of the performance goals described below) is 300,000 shares of our common stock in the case of performance stock awards and $3,000,000 in the case of performance cash awards. Such limits are designed to allow us to grant awards that are exempt from the $1.0 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.
Administration
The 2013 Equity Plan is administered by our board of directors, which may in turn delegate authority to administer the 2013 Equity Plan to a committee. Our board of directors has delegated authority to administer the 2013 Equity Plan to the compensation committee, but may, at any time, revest in itself some or all of the power previously delegated to this committee. Our compensation committee may make grants of cash and equity awards under the 2013 Equity Plan to facilitate compliance with Section 162(m) of the Code. The board of directors and the compensation committee are each considered to be a Plan Administrator for purposes of this proposal. Subject to the terms of the 2013 Equity Plan, the Plan Administrator may determine the recipients, numbers and types of awards to be granted, and the terms and conditions of the awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the 2013 Equity Plan.
The Plan Administrator may also delegate to one or more of our officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares subject to such stock awards, provided that the board of directors must specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer, and such officer may not grant a stock award to himself or herself.
Repricing Cancellation and Re-Grant of Stock Awards
Under the 2013 Equity Plan, the board does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price or strike price in excess of the current fair market value in exchange for cash or other stock awards without obtaining the approval of our stockholders within 12 months prior to the repricing or cancellation and re-grant event.
Stock Options
Stock options may be granted under the 2013 Equity Plan pursuant to stock option agreements. The 2013 Equity Plan permits the grant of stock options that qualify as incentive stock options (“ISOs”), and nonstatutory stock options (“NSOs”). Individual stock option agreements may be more restrictive as to any or all of the permissible terms described in this section.
The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.
The term of stock options granted under the 2013 Equity Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years. Unless the terms of an optionholder's stock option agreement or other agreement with us provide for earlier or later termination, if an optionholder's service relationship with us, or any affiliate of ours, ceases due to death or disability, the optionholder, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 18 months after the date the service relationship ends due to the optionholder's death and up to 12 months after the date the service relationship ends due to the optionholder's disability. Except as explicitly provided otherwise in an optionholder's stock option agreement or other agreement with us, if an optionholder's service relationship with us, or any affiliate of ours, ceases for any other reason, the optionholder may exercise any vested stock options for up to three months after the date the service relationship ends. Under the 2013 Equity Plan, the stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our insider trading policy. In no event may a stock option be exercised after its original expiration date.
Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2013 Equity Plan will be determined by our board of directors and may include (i) cash, check, bank draft or money order made payable to us, (ii) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (iii) common stock previously owned by the optionholder, (iv) a net exercise feature (for NSOs only), or (v) other legal consideration approved by our board of directors.
Stock options granted under the 2013 Equity Plan may become exercisable in cumulative increments, or “vest,” as determined by our board of directors at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2013 Equity Plan may be subject to different vesting schedules as our board of directors may determine. The board of directors also has flexibility to provide for accelerated vesting of stock awards in certain events.
Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the stock option following the optionholder's death.
Limitations on Incentive Stock Options
The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs granted under the 2013 Equity Plan is 3,000,000 shares.
Restricted Stock Awards
Restricted stock awards may be granted under the 2013 Equity Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the recipient's services performed for us or an affiliate of ours, or any other form of legal consideration acceptable to the board of directors. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by our board of directors. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited upon the participant's termination of continuous service for any reason. In addition, to the extent provided in the applicable restricted stock award agreement, restricted stock awards that have vested may also be subject to forfeiture or repurchase upon the participant's termination of continuous service for any reason.
Restricted Stock Unit Awards
Restricted stock unit awards may be granted under the 2013 Equity Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any legal form acceptable to the board of directors. We will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock, or in any other form of consideration determined by our board of directors and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by our board of directors. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant's termination of continuous service for any reason.
Stock Appreciation Rights
Stock appreciation rights may be granted under the 2013 Equity Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by our board of directors but will in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Our board of directors may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock, in cash, in a combination of cash and stock, or in any other form of legal consideration approved by our board of directors and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination and restrictions on transfer as stock options under the 2013 Equity Plan.
Performance Awards
The 2013 Equity Plan allows us to grant cash and stock-based performance awards that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the compensation committee, and/or to the extent consistent with Section 162(m) of the Code, the board of directors.
In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, our compensation committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Within the time period prescribed by Section 162(m)

of the Code, at a time when the achievement of the performance goals remains substantially uncertain (typically no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed), the compensation committee will establish the performance goals, based upon one or more criteria, which we refer to as performance criteria, enumerated in the 2013 Equity Plan and described below. As soon as administratively practicable following the end of the performance period, the compensation committee will certify in writing whether the performance goals have been satisfied.
Performance goals under the 2013 Equity Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or stockholder equity; (6) return on assets or net assets, investment, or capital; (7) stock price or growth in stock price; (8) margin (including gross margin); (9) operating margin, (10) income (before or after taxes); (11) operating income; (12) operating income after taxes; (13) pre-tax profit; (14) operating cash flow; (15) sales or revenue targets; (16) growth in revenue or product revenue; (17) expenses and cost reduction goals; (18) improvement in or attainment of working capital levels; (19) economic value added (or an equivalent metric); (20) market share; (21) operating cash flow or free cash flow (defined as operating cash flow minus capital expenditures); (22) cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization; (23) cash flow per share (operating cash flow or free cash flow); (24) share price performance; (25) debt reduction; (26) implementation or completion of projects or processes; (27) customer satisfaction; (28) stockholders' equity; (29) capital expenditures; (30) debt levels; (31) operating profit or net operating profit; (32) workforce diversity; (33) growth of net income or operating income; (34) billings; (35) internal improvements; (36) business development metrics; (37) innovation; and (38) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the compensation committee or board of directors.
Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In establishing a performance goal, the Compensation Committee (and the Board, if permitted) may provide that performance will be appropriately adjusted as follows: In establishing the Performance Goals, the compensation committee (or, if not required for compliance with Section 162(m) of the Code, the Board) may provide, not later than the date required to comply with Section 162(m) of the Code with respect to any Award intended to comply with Section 162(m) of the Code, that: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude any other unusual, nonrecurring gain or loss or other extraordinary item; (7) to exclude the effects of stock based compensation and/or the payment of bonuses under this Plan and/or any other bonus plans of the Company; (8) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (9) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (10) to exclude the dilutive effects of acquisitions or joint ventures; (11) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (12) to exclude or include the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (13) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (14) to reflect any partial or complete corporate liquidation. In addition, the Compensation Committee (and Board, if permitted) retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.
Other Stock Awards
Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2013 Equity Plan. Our board of directors will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by our board of directors.

Clawback Policy
Awards granted under the 2013 Equity Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable law. In addition, the board of directors may impose other clawback, recovery or recoupment provisions in an award agreement as the board of directors determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.
Changes to Capital Structure
In the event of certain capitalization adjustments, the board of directors will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2013 Equity Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.
Corporate Transactions
In the event of a corporate transaction, any surviving corporation or acquiring corporation may assume or continue any or all stock awards outstanding under the 2013 Equity Plan or may substitute similar stock awards for stock awards outstanding under the 2013 Equity Plan, and any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to stock awards may be assigned by us to the successor. In the event that any surviving corporation or acquiring corporation does not assume or continue any or all the outstanding stock awards or substitute similar stock awards for outstanding stock awards, then with respect to stock awards that have been not assumed, continued or substituted and that are held by participants whose service has not terminated prior to the effective time of the corporate transaction, the vesting of those stock awards (and, if applicable, the time at which the stock awards may be exercised) will (contingent upon the effectiveness of the corporate transaction) be accelerated in full to a date prior to the effective time of the corporate transaction as the board of directors shall determine (or, if the board of directors shall not determine such a date, to the date that is five days prior to the effective time of the corporate transaction), the stock awards will terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or repurchase rights held by us with respect to such stock awards held by participants whose service has not terminated will (contingent upon the effectiveness of the corporate transaction) lapse. With respect to any other stock awards outstanding under the 2013 Equity Plan that have not been assumed, continued or substituted, the vesting of such stock awards (and, if applicable, the time at which such stock award may be exercised) will not be accelerated, unless otherwise provided in a written agreement between the us and the holder of such stock award, and such stock awards will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction.
For purposes of the 2013 Equity Plan, a corporate transaction will be deemed to occur in the event of the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 50% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control
Under the 2013 Equity Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the 2013 Equity Plan) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.
Plan Amendments and Termination
Our board of directors will have the authority to amend or terminate the 2013 Equity Plan at any time. However, except as otherwise provided in the 2013 Equity Plan, no amendment or termination of the 2013 Equity Plan may impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2013 Equity Plan as required by applicable law and listing requirements. No ISOs may be granted under the 2013 Equity Plan after the tenth anniversary of March 22, 2013, which was the date the 2013 Equity Plan was adopted by the compensation committee.

U.S. Federal Income Tax Consequences
The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient's tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2013 Equity Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.
Nonstatutory Stock Options
Generally, there is no taxation upon the grant of a NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding taxes. The optionholder's tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder's capital gain holding period for those shares will begin on that date.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.
Incentive Stock Options
The 2013 Equity Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.
If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the optionholder's alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.
We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.
The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Restricted Stock Unit Awards
Generally, the recipient of a restricted stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.
The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights
We may grant under the 2013 Equity Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2013 Equity Plan.
Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

2013 Equity Incentive Plan
Name and position	Number of shares subject to awards
Harvey Kanter Chief Executive Officer and President (1)	—
Vijay Talwar General Manager and President, International; former interim Chief Executive Officer (1)	—
David Binder Chief Financial Officer (1)	—
Dwight Gaston Senior Vice President of Operations (1)	—
Julie Yoakum Chief Merchandising Officer (1)	—
Engle Saez Former Chief Marketing Officer (1)	—
All Current Executive Officers as a Group (1)	—
All Current Non-Employee Directors as a Group (2)	9,000
All Employees as a Group (including all current non-executive officers) (1)	—

(1)
Awards granted under the 2013 Equity Plan to our executive officers and employees are discretionary and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on stockholder approval of this Proposal No. 3. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers or employees under the 2013 Equity Plan.

(2) Each non-employee director elected to the board of directors prior to July 31, 2012 receives a refresher grant upon full vesting of the initial stock option grant. This refresher grant is an option to purchase 9,000 shares. We have one director, Mr. Bruzzo, entitled to a refresher grant; provided he is still a director on the date that his initial equity grant fully vests. Mr. Bruzzo's initial grant fully vests on July 12, 2015. Also, pursuant to the terms of our non-employee director compensation program, on the day following the Annual Meeting, each of our non-employee directors will be granted an equity award valued at $63,000 and in addition our chairman will be awarded an equity award valued at $100,000. These awards may be issued in the form of restricted stock units or stock options. We are unable to determine the number of restricted stock units or stock options that will be issued on the day following the Annual Meeting because the amount is determined by the closing price of our common stock on the day prior to the grant date for restricted stock units and the Black-Scholes value on the day prior to the grant date for stock options. For additional information about our non-employee director compensation program, see the Non-Employee Director Compensation section below.
EQUITY COMPENSATION PLAN INFORMATION
We currently maintain four compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These plans consist of the 1999 Equity Incentive Plan, the 2004 Equity Incentive Plan, the 2004 Non-Employee Directors' Stock Option Plan and the 2004 Employee Stock Purchase Plan. Each of these four plans has been approved by our stockholders. The following table summarizes our equity compensation plan information as of December 30, 2012:

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column a) (c)
Equity compensation plans approved by stockholders(3)	2,202,455(1)	$38.55	7,395,777(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	2,202,455(1)	$38.55	7,395,777(2)

(1)
Includes 26,344 shares of common stock issuable under the 1999 Equity Incentive Plan, 2,044,298 shares of common stock issuable under the 2004 Plan, 131,813 shares of common stock issuable under the 2004 Non-Employee Director Plan and 0 shares of common stock under the 2004 Employee Stock Purchase Plan.

(2)
As of December 30, 2012 0 shares were available for grant under the 1999 Equity Incentive Plan, 5,957,751 shares were available for grant under the 2004 Plan, 438,026 shares were available for grant under the 2004 Non-Employee Director Plan and 1,000,000 shares were available for grant under the 2004 Employee Stock Purchase Plan. The aggregate number of shares of common stock that are reserved for issuance under the 2004 Plan automatically increases on the first day of each fiscal year up to and including 2014, by five percent of the number of shares of common stock outstanding on such date unless the board of directors designates a smaller number. In April 2012, the 2004 Non-Employee Director Plan was suspended by our board of directors; therefore, equity compensation that would have been granted under the 2004 Non-Employee Director Plan is now granted under the 2004 Plan. We have included these shares in the shares available number above, and they may become available for issuance again under our 2004 Non-Employee Director Plan if the 2013 Equity Plan is not approved and the 2004 Non-Employee Director Plan is reinstated. After the effective date of the first offering under the 2004 Employee Stock Purchase Plan, the aggregate number of shares of common stock that are reserved for issuance under the 2004 Employee Stock Purchase Plan automatically increases on the first day of each fiscal year for 20 years, by the lesser of 320,000 shares or one and one half percent of the number of shares of common stock outstanding on each such date, unless the board of directors designates a smaller number.

(3)
Our equity compensation plans were approved by our stockholders prior to our initial public offering in May 2004, and the 2004 Plan was approved again by stockholders at the 2008 Annual Meeting to meet the requirements of Section 162(m) of the Code.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 8, 2013, except as otherwise indicated, by: (i) each director and nominee for director; (ii) each of our named executive officers (as defined herein); (iii) all of our current executive officers, directors and nominees for director as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Blue Nile, Inc., 411 First Avenue, South, Suite 700, Seattle, Washington 98104.

	Beneficial Ownership
Beneficial Owner(1)	Number of Shares		Percent of Total(2)
T. Rowe Price Associates, Inc.	2,222,259	(3)	17.8%
100 E. Pratt Street, Baltimore, MD 21202
Wasatch Advisors, Inc.	1,444,191	(4)	11.6%
150 Social Hall Avenue, Salt Lake City, UT 84111
Morgan Stanley	1,041,296	(5)	8.3%
1585 Broadway, New York, NY 10036
BlackRock, Inc.	952,712	(6)	7.6%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc.	767,189	(7)	6.2%
100 Vanguard Blvd., Malvern, PA 19355
Manulife Financial Corporation	708,086	(8)	5.7%
200 Bloor Street East, Toronto, Ontario Canada M4W 1E5

Officers and Directors

Harvey Kanter	41,843	(9)	*
Vijay Talwar	43,103	(10)	*
David Binder	17,041	(11)	*
Dwight Gaston	183,016	(14)	1.5%
Julie Yoakum	—	(13)	*
Engle Saez	—	(12)	*
Mark Vadon	812,299	(15)	6.2%
Mary Alice Taylor	62,441	(16)	*
Eric Carlborg	20,652	(17)	*
Leslie Lane	22,955	(18)	*
Michael Potter	27,691	(19)	*
Steve Scheid	28,867	(20)	*
Christopher Bruzzo	10,739	(21)	*
All current executive officers and directors as a group (14 persons)	1,355,143	(22)	9.9%

*	Less than one percent.

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)
Applicable percentages are based on 12,471,736 shares outstanding on March 8, 2013, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 8, 2013 are deemed to be outstanding for the purpose of calculating that stockholder's beneficial ownership percentage, but are not deemed outstanding for computing the ownership percentage of any other person other than the executive officers and directors as a group.

(3)
This information is as of December 31, 2012 and is based solely on information reported on a Schedule 13G filed on February 7, 2013 on behalf of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. According to the report, T. Rowe Price Associates, Inc. beneficially owns an aggregate of 2,222,259 shares and T. Rowe Price New Horizons Fund, Inc. beneficially owns an aggregate of 1,799,688 shares. T. Rowe Price Associates, Inc. has sole voting power with respect to 419,471 shares and sole dispositive power with respect to 2,222,259 shares. T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 1,799,688 shares and sole dispositive power with respect to 0 shares.

(4)
This information is as of December 31, 2012 and is based solely on information reported on a Schedule 13G filed on February 14, 2013 on behalf of Wasatch Advisors, Inc. According to the report, Wasatch Advisors, Inc. beneficially owns an aggregate of 1,444,191 shares. Wasatch Advisors, Inc. has sole voting and dispositive power over 1,444,191 shares.

(5)
This information is as of December 31, 2012 and is based solely on information reported on a Schedule 13G filed on February 13, 2013 on behalf of Morgan Stanley and Morgan Stanley Investment Management Inc. Morgan Stanley Investment Management, Inc. is a wholly-owned subsidiary of Morgan Stanley. According to the report, Morgan Stanley beneficially owns an aggregate of 1,041,296 shares and has sole voting power with respect to 1,041,296 shares and sole dispositive power with respect to 1,041,296 shares. Morgan Stanley Investment Management, Inc. beneficially owns an aggregate of 1,041,296 shares and has sole voting power with respect to 1,041,296 and sole dispositive power with respect to 1,041,296 shares.

(6)
This information is as of December 31, 2012 and is based solely on information reported on a Schedule 13G filed on February 8, 2013 on behalf of BlackRock, Inc. According to the report, BlackRock, Inc. beneficially owns an aggregate of 952,712 shares. BlackRock, Inc. has sole voting and dispositive power over 952,712 shares.

(7)
This information is as of December 31, 2012 and is based solely on information reported on a Schedule 13G filed on February 11, 2013 on behalf of The Vanguard Group, Inc. According to the report, The Vanguard Group, Inc. beneficially owns an aggregate of 767,189 shares. The Vanguard Group, Inc. has sole voting power with respect to 17,044 shares and sole dispositive power with respect to 750,745 shares. The Vanguard Group, Inc. has shared dispositive power over 16,444 shares.

(8)
This information is as of December 31, 2012 and is based solely on information reported on a Schedule 13G filed on February 13, 2013 on behalf of Manulife Financial Corporation (“MFC”), Manulife Asset Management (US), LLC (“MAM (US)”), and Manulife Asset Management (North America) Limited (“MAM (NA)”). According to the report, MFC does not beneficially own any shares except through its indirect, wholly-owned subsidiaries. MAM (US) beneficially owns an aggregate of 703,708 shares and MAM (NA) beneficially owns an aggregate of 4,378 shares. MAM (US) and MAM (NA) each has sole voting power with respect to the shares beneficially owned by each of them. MAM (US) and MAM (NA) each has sole dispositive power with respect to the shares beneficially owned by each of them.

(9)	Includes 41,843 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(10)	Includes 43,103 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(11)	Includes 17,041 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(12)
Mr. Saez joined us in May 2012, and he did not own any shares as of March 8, 2013. Mr. Saez terminated his employment with the Company on February 28, 2013. He did not have any shares of stock issuable upon the exercise of options within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(13)
Ms. Yoakum joined us in June 2012, and she did not own any shares as of March 8, 2013. She did not have any shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(14)	Includes 178,103 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(15)	Includes 686,188 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(16)	Includes 52,339 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(17)	Includes 19,652 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(18)	Includes 18,250 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(19)	Includes 23,250 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(20)	Includes 23,250 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(21)	Includes 9,526 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

(22)
Includes shares held by our current executive officers and our board of directors, including the shares described in notes (9) through (21) above. The one executive officer who is not also named executive officer held 84,496 shares owned and shares issuable pursuant to options that are exercisable within 60 days of March 8, 2013 and no RSUs subject to release within 60 days of March 8, 2013.

SECTION 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 30, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that due to our administrative error, Mr. Bruzzo, Mr. Potter and Ms. Taylor each filed one transaction late on a Form 4 filed on August 30, 2012.

PROPOSAL 4
ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, we are asking our stockholders to vote, on an advisory basis, to approve the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. At our 2011 Annual Meeting of Stockholders, our stockholders indicated their preference that we solicit a “say-on-pay vote” every year. The board of directors has adopted a policy that is consistent with that preference.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. We urge our stockholders to read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation program, including information about the fiscal year 2012 compensation paid to our named executive officers. We believe that our executive compensation program is reasonable, competitive and strongly focused on pay for performance principles. The compensation committee measures performance and sets goals and objectives on the basis of financial and individual results that it believes will position us for long-term sustainable success.

The compensation committee regularly reviews the compensation program for our executives to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We believe that our executive compensation program appropriately aligns pay and performance and enables us to attract and retain talented executives.
Advisory Vote and Board Recommendation. We request stockholder approval of the 2012 compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.
Accordingly, we ask that you vote “FOR” the following resolution at this meeting:
“RESOLVED, that the stockholders of Blue Nile, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Blue Nile's proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table, and the other related tables and disclosure within this proxy statement.”
To be approved, the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the compensation of our named executive officers. As an advisory vote, the outcome of the vote on this Proposal is not binding upon us. However, our compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this Proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE OF “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 4).

EXECUTIVE OFFICERS

Set forth below is the name, age, position and a brief summary of the business experience of each of our executive officers as of March 8, 2013.

Name	Age	Position
Harvey Kanter	51	Chief Executive Officer and President
Vijay Talwar	41	General Manager and President of International
David Binder	43	Chief Financial Officer
Dwight Gaston	44	Senior Vice President of Operations
Julie Yoakum	53	Chief Merchandising Officer
Lauren Neiswender	40	General Counsel and Corporate Secretary

Harvey Kanter has served as our chief executive officer, president and director since March 30, 2012. He served as the chief executive officer and president of Moosejaw Mountaineering and Backcountry Travel, Inc., a leading multi-channel retailer of premium outdoor apparel and gear, January 2009 to March 2012. From April 2003 to June 2008, Mr. Kanter served in various executive positions at Michaels Stores, Inc. (“Michaels”), a specialty retailer of arts and crafts, most recently serving as the executive vice president and Managing Director from March 2006 to June 2008. While at Michaels, Mr. Kanter also served as the president of Aaron Brothers, Inc., a division of Michaels, from April 2003 to March 2006. From October 1995 to March 2003, Mr. Kanter served in various management positions at Eddie Bauer, Inc. (“Eddie Bauer”), a premium outdoor retailer, including serving as the vice president and managing director of Eddie Bauer Home, a division of Eddie Bauer. Prior to Eddie Bauer, Mr. Kanter held positions at several other retailers, including Sears Roebuck Company, a multi-line retailer, and Broadway Stores, Inc. (known as Carter Hawley Hale Department Stores). Mr. Kanter holds a M.B.A from Babson College and a B.S. in Marketing from Arizona State University.
Vijay Talwar has served as our general manager and president of international since March 2012. He served as our interim chief executive officer from November 2011 to March 2012. He served as our senior vice president and general manager of international from August 2010 to November 2011. From November 2010 to August 2011, he also served as our interim chief financial officer. From November 2008 to August 2010, Mr. Talwar served as the chief executive officer of the William J. Clinton Foundation India, a global 501(c)(3) nongovernmental organization established to provide healthcare and sustainability programs across India and South Asia. From February 2008 to September 2008, Mr. Talwar served as the chief operating officer of EL Rothschild LLC, a venture designed to bring international luxury brands to India. From April 2007 to January 2008, Mr. Talwar served as the chief operating officer for the Central Europe, Middle East and Africa region at Nike, Inc., a designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories worldwide. From June 2004 to April 2007, Mr. Talwar served as the senior director of strategy and finance at Nike's Global Apparel division. From December 2003 to June 2004, Mr. Talwar served as the director of strategy at Nike's Global Apparel division, and from April 2002 to December 2003, he served as a manager of the global strategic planning group at Nike. Prior to Nike, Mr. Talwar was a consultant at Bain & Company, a management consulting firm; a special projects manager and senior internal auditor at the Kellogg Company, a producer of cereal and convenience foods; and a senior tax consultant and audit assistant at Deloitte & Touche, an accounting firm. Mr. Talwar holds an M.B.A. from University of Chicago, a Master of Accountancy from Miami University and a B.A. in Accountancy from the University of Findlay.
David Binder has served as our chief financial officer since August 2011. From January 2008 to July 2011, Mr. Binder served as chief financial officer and treasurer of Infospace, Inc., an online search and e-commerce company. From October 2004 to December 2007, Mr. Binder was the vice president of finance at Infospace. From November 2001 to October 2004, Mr. Binder was the senior director of business development at Drugstore.com, Inc., an online drugstore. Prior to Drugstore, Mr. Binder served as the director of financial planning and analysis at Edge2net Inc., a VOIP telecommunications provider; the director of finance at HomeGrocer.com, Inc., an e-commerce retailer; and the director of planning, strategy and competitive analysis, at AT&T Wireless, a wireless telecommunications business. Mr. Binder holds a Master's degree in Economics and Finance and a B.A. in Economics from Brandeis University.

Dwight Gaston has served as our senior vice president of operations since September 2005. From July 2003 to March 2005, Mr. Gaston served as our vice president of operations, and from May 1999 to July 2003, Mr. Gaston served as our director of fulfillment operations. From June 1992 to June 1995 and from August 1997 to May 1999, Mr. Gaston was a consultant with Bain & Company, a management consulting firm. Mr. Gaston holds an M.B.A. from Harvard University and a B.A. in Economics from Rice University.
Julie Yoakum has served as our chief merchandising officer since June 2012. Prior to joining us, Ms. Yoakum served as account service director at Hornall Anderson, a branding, strategy, and interactive design agency, from March 2008 to June 2012. From October 1995 to June 2000, Ms. Yoakum worked in various roles at Eddie Bauer, Inc., a premium outdoor retailer, most recently serving as the executive vice president of merchandising, product development and sourcing from June 1997 to June 2000. Ms. Yoakum earned a B.A. in Communications from the University of Oregon.
Lauren Neiswender has served as our general counsel since October 2004 and has served as our corporate secretary since February 2010. Prior to joining us, Ms. Neiswender was an attorney at Wilson Sonsini Goodrich & Rosati, PC. Ms. Neiswender holds a J.D. from the University of Virginia and a B.A. in Political Science from Emory University.
Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”), explains our compensation philosophy, policies and practices for the following executives, who are referred to in this CD&A and in the following tables as our “named executive officers”:

•	Harvey Kanter, our chief executive officer and president since March 30, 2012;

•	Vijay Talwar, our general manager and president of international and former interim chief executive officer;

•	David Binder, our chief financial officer;

•	Dwight Gaston, our senior vice president of operations;

•	Julie Yoakum, our chief merchandising officer; and

•	Engle Saez, our former chief marketing officer (resigned as of February 28, 2013).

2012 Executive Summary

2012 Business Highlights

•
In the first quarter of 2012, we announced a new strategic initiative aimed at driving long-term stockholder value by investing in marketing to reach more customers, investing in the expansion of our international business, expanding our product assortment, and more aggressively pricing our products. We are in the early stages of executing our new strategy, but believe this strategy helped us re-accelerate growth in 2012, and we plan to continue to execute this strategy in 2013. Below are a few financial highlights from the year.

•
For the fiscal year 2012, we reported net sales of $400.0 million compared to $348.0 million for fiscal year 2011, an increase of 14.9%, which represents the highest total year-over-year revenue growth since 2007.

•	Throughout each quarter in fiscal year 2012, the annual year-over-year growth rate for revenue accelerated sequentially from 3.6%, 13.0%, 19.8%, to 21.2% in the fourth quarter of 2012.

•
Net cash provided by operating activities totaled $34.4 million for fiscal year 2012 compared to $15.4 million for fiscal year 2011. Non-GAAP free cash flow(2) fiscal year was $31.9 million compared to $10.1 million for fiscal year 2011.

•
In the fourth quarter of fiscal year 2012, adjusted EBITDA(1) and net income grew for the first time since the second quarter of fiscal year 2011. Net income for the full year was $8.4 million compared to net income of $11.4 million for fiscal year 2011. Non-GAAP adjusted EBITDA for 2012 was $20.6 million compared to $26.7 million for fiscal year 2011.

•
Earnings per diluted share increased by 30% in the fourth quarter of fiscal year 2012. Earnings per diluted share totaled $0.63 for fiscal year 2012 compared to earnings per diluted share of $0.77 for fiscal year 2011. Operating income for fiscal year 2012 was $12.3 million compared to $16.9 million for fiscal year 2011.

•	In 2012, we repurchased approximately 1.5 million shares of our common stock for a total of $38.9 million.

1 We define non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 12, 2013.

2   We define non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 12, 2013.

2012 Compensation Highlights

•
In March 2012, we hired a new chief executive officer, Harvey Kanter. Mr. Kanter has deep retail experience and strong leadership capabilities to lead our team as we implement and execute our new strategic initiatives. At-risk, performance-based compensation represented approximately 81% of Mr. Kanter's 2012 total target direct compensation. In addition to becoming a participant in our change of control severance plan, Mr. Kanter received certain severance payment rights in the event of a termination without cause prior to a change in control.

•
In addition to Mr. Kanter, we hired two new executives in the second quarter of 2012, Julie Yoakum, our chief merchandising officer, and Engle Saez, our chief marketing officer. Ms. Yoakum and Mr. Saez's 2012 at-risk compensation represented approximately 80% and 76% of their 2012 total target direct compensation, respectively.

•
The total at-risk, performance-based compensation for Messrs. Talwar, Binder and Gaston represented approximately 69%, 39%, and 61%, respectively, of each of their 2012 target total direct compensation. Mr. Binder's at-risk compensation is lower because he received a pro-rated 2012 equity grant based on his August 2011 hire date.

•
Messrs. Talwar, Binder and Gaston received their 2012 equity awards on an accelerated basis in November 2011; therefore the value of their 2012 equity award is not reflected in the summary compensation tables that follow this CD&A. The 2012 equity grant was accelerated into November 2011 to ensure retention of our executives following the resignation of our former chief executive officer in November 2011.

•
In 2012, our compensation committee decided not to materially adjust Messrs. Binder or Gaston's base salary. Mr. Talwar's base salary was increased 12% in connection with his new role and responsibilities as our general manager and president of international. Further, the compensation committee did not materially adjust Messrs. Talwar, Binder and Gaston's bonus target award as a percent of base salary.

•
Based on our corporate financial results and his individual performance, our compensation committee awarded our chief executive officer approximately 40% of his target bonus award, and granted our named executive officers on average approximately 40% of their target bonus awards.

•	Mr. Talwar served as our interim chief executive officer from November 2011 until March 2012 and was paid $45,000 for his transitional services.

•	In January 2012, our compensation committee amended and restated our change of control severance plan, which was set to expire in 2012, to:
- extend the term for three years (expires on January 20, 2015);
- reduce the multiple paid to our chief executive officer from two times base salary and target bonus to one times base salary and target bonus (consistent with the change of control severance benefits offered to our other named executive officers); and
- reduce the window period for the chief executive officer following a change of control for a qualifying termination from twenty-four months to twelve months (consistent with the window period for our other named executive officers).
The compensation committee did not make any other substantive changes to the terms of the severance plan.

The table below illustrates the components of compensation and the percent of that compensation that is at-risk, performance based compensation for each named executive officer:

	Base Salary Paid in 2012 $	Target Bonus $	Relocation $	Signing bonus $	Equity % of TDC	% of TDC at-risk (target bonus + equity)
Mr. Kanter	480,733	406,250	106,455	100,000	69%	81%
Mr. Talwar	278,501	116,850	—	—	55%	69%
Mr. Binder	254,376	100,000	—	—	15% (1)	39%
Mr. Gaston	264,817	103,000	—	—	46%	61%
Ms. Yoakum	135,751	63,000	—	15,000	72%	80%
Mr. Saez	188,225	84,000	—	25,000	66%	76%
(1) Mr. Binder's 2012 equity grant was smaller because his grant was pro-rated based on his August 2011 hire date.

Important Principles of our Executive Compensation Program.

•
Offer Letters. Although we typically sign a standard letter arrangement with an executive officer upon hire, all of our executives are “at will” employees and these letters do not provide for guaranteed annual equity grants, guaranteed increases to salaries, or guaranteed annual incentive bonuses.

•
Emphasis on Variable Compensation.    Our executive compensation is heavily weighted toward at-risk, performance-based compensation in the form of an incentive cash bonus opportunity that is based on the achievement of specified financial results and an equity compensation opportunity in the form of stock options. At-risk compensation represented approximately 81% of Mr. Kanter's total direct compensation for 2012, with equity comprising approximately 69% of his target total direct compensation. On average, the at-risk compensation for the other named executive officers represented approximately 65% of their target total direct compensation for 2012, with equity compensation comprising on average 51% of the target total direct compensation.

•
Emphasis on Pay for Performance.    Based on pre-established financial and personal performance objectives, the compensation committee awarded the named executive officers on average 40% of their target bonus awards in 2012. Over the last five years, we have paid our named executive officers a range between 0% to 135% of their target bonus award.

•	No Stock-Option Repricing. Since going public in 2004, we have not repriced any underwater stock options.

•
Double-Trigger Change of Control Benefits.    Other than for our chief executive officer, none of our named executive officers are entitled to change of control benefits, unless there is: (1) a change of control and (2) the executive is terminated without cause or resigns for good reason following a change in control (commonly referred to as double-trigger change in control benefits). Pursuant to the terms of his offer letter entered into in March 2012, Harvey Kanter, our chief executive officer, may be entitled to single-trigger payments in the event of a termination without cause prior to a change in control. None of the cash benefits payable to our named executive officers upon a double-trigger change of control event exceed one time base salary and annual bonus.

•	No Tax Gross-Ups. We do not offer tax gross-up to any of our named executive officers.

•
Perquisites.    We do not typically provide any special executive perquisites. As our compensation committee deems appropriate, we occasionally pay the relocation expenses for key employees. We also provide some minimal perquisites that we broadly provide to all of our full-time regular employees, such as an annual $720 transportation allowance and a merchandise discount.

•
Policy Against Speculative Trading.    We maintain a “no-hedging” policy in our insider trading policy that prohibits all of our directors, officers and employees from hedging their economic interest in the Blue Nile shares they hold.

•	Independent Compensation Consultant. Our compensation committee engages its own independent compensation consultant, and this consultant does not provide any services to management.

•	Risk Analysis. We believe the structure of our executive compensation program minimizes the risk of inappropriate risk-taking by our executives.

Philosophy & Objectives of Our Compensation Program

Philosophy. We try to establish a high performing environment whereby each executive continually strives for excellence, and we believe such excellence should be rewarded through responsible compensation practices. We seek to attract and retain executives who are passionate about building an iconic consumer brand. As part of our compensation philosophy, our executive compensation packages are designed with a focus on pay for performance. The compensation committee believes that our most senior executives have the greatest ability to influence our performance and therefore their compensation should primarily be performance-based to reinforce the alignment of interests between the executives and our stockholders.

Compensation Objectives.    With the philosophy set forth above in mind, our executive compensation package is designed to achieve the following key objectives:

•	Attract and Retain. Attract and retain top talent whose knowledge, skills, experience and performance help us to achieve our business goals;

•
Motivate & Reward.    Motivate executives to perform with excellence and reward them when they achieve key short- and long-term goals that create stockholder value and position us for sustainable long-term success; and

•	Align Interests with Stockholders. Align executive interests with those of our stockholders.

Compensation Components and How Components Relate to Objectives.

To achieve our objectives, we provide base salary, performance-based annual cash incentives, equity awards and broad-based employee benefits and, when deemed appropriate, sign-on bonuses, severance and change of control benefits. The chart below sets forth the components of our executive compensation program, the objectives of each component, and the basis for decisions regarding each component:

Component	Objectives	Basis
Base Salary	- attract and retain by paying a fixed level of cash compensation for executive's day-to-day time, service and experience
- reviewed on an annual basis and at the time of hire or promotion

- material criteria when determining base salary:
 -recommendations from our chief executive officer and chairman
 -performance
 -responsibilities, role and expected contributions
 -market data
 -negotiations with individual executives

Performance-Based Annual Incentive Bonus	- motivate executives to achieve our annual goals - align executives' interests with stockholders' interests
- reviewed on an annual basis and at the time of hire or promotion
- target bonus as a percent of salary is reviewed to ensure it is an important portion of the total cash compensation

- material criteria used when determining target bonus:
 -recommendations from the chief executive officer and chairman
 -responsibilities, role and expected contributions
 -ability to contribute to the achievement of our annual goals
 -meaningful percent of total cash compensation
 -negotiations with individual executives
 -market data

Long-Term Incentive Compensation	- motivate executives to achieve our long-term goals - align executives' interests with stockholders' interests - retention incentive provided through four-year vesting
- reviewed on an annual basis and at the time of hire or promotion

- material criteria for determining equity awards:
 -recommendations from the chief executive officer and chairman
 -performance
 -responsibilities, role and expected contributions
 -market data
 -Black-Scholes value of the potential grant
 -negotiations with individual executives
 -potential dilution from grants

Broad-Based Benefits	- attract and retain	- reviewed periodically - eligibility in accordance with terms of applicable broad-based benefit plans
Severance & Change of Control Benefits	- attract and retain - align executives' interests with stockholders' interests
- reviewed periodically
- material criteria for adjusting benefits:
-recommendations from the chief executive officer and chairman
-the potential cost of the change of control benefits
-assuming various stock price scenarios
-market data
-negotiations with individual executives

Sign-on Bonus	- attract	- recruit high caliber, experienced executives - offset forfeited compensation opportunities
Relocation	- attract	- attract high caliber, experienced executives by paying for expenses they may incur to move to Seattle
In addition to the factors set forth above, when determining the compensation package paid to the named executive officers, our compensation committee also relied on the experiences and individual knowledge of its members. In 2012, the compensation committee was comprised of Messrs. Scheid, Bruzzo, Lane and Potter. Mr. Scheid, the chair of our compensation committee, is the former chairman of the board of directors of Janus Capital Group, an asset management company with a market capitalization of approximately $1.7 billion, and has served on several public company boards. Mr. Scheid has also supervised the human resources departments at three different organizations during his career. Through his experience, Mr. Scheid has developed a deep expertise in designing appropriate executive compensation packages. Additionally, Mr. Bruzzo has served as an executive at several public companies and provides valuable insight into the current executive market and, in particular, the executive compensation market in the northwest. Mr. Lane also has tremendous experience with executive compensation having served as an executive at several public and private company retailers and through his current experience as an operating partner at a private equity firm. Mr. Potter has extensive experience structuring and recommending compensation packages having served on multiple public retail company boards, having served as the chief executive officer of a Fortune 500 retailer, and through his current experience as an executive at a growing private retail company.
Roles & Responsibilities
Compensation Committee.    The compensation committee is responsible for establishing and administering our executive compensation program. In 2012, our compensation committee, in consultation with our chief executive officer and chairman, evaluated and approved the annual compensation changes for our named executive officers, as well as the performance goals and structure for our cash incentive plan.
Management.    In 2012, our chief executive officer (and interim chief executive officer) and our chairman worked with our chief financial officer and general counsel to design and develop compensation programs to recommend for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare other briefing materials, and ultimately to implement the decisions of the compensation committee.
Our chief executive officer (and interim chief executive officer) and chairman regularly attended compensation committee meetings to discuss matters of compensation philosophy and the compensation and performance of the other executive officers. Our chief financial officer also attends meetings to provide the compensation committee with requested compensation and financial information. Our general counsel also attends meetings in her capacity as corporate secretary and to provide the compensation committee with requested compensation materials, updates on material changes in compensation practices, legislation, and trends in executive compensation. From time to time, outside advisors or consultants may attend meetings to make presentations or provide financial or other background information or advice. No executive officer participated directly in the final determinations of the compensation committee regarding the amount of any component of his or her own 2012 compensation package.
Compensation Consultant.    The compensation committee has the power to engage independent advisors to assist it in carrying out its responsibilities. Since 2007, the compensation committee has engaged Milliman, Inc., or Milliman, as its independent compensation consultant. We paid for the cost of the services of Milliman. However, Milliman reports directly to the compensation committee and not to management. The compensation committee retains the authority to direct, terminate or continue the services of Milliman.
Periodically, the compensation committee reviews our peer group with Milliman to ensure the peer group is appropriate. In the summer of 2011, the compensation committee believed that it was appropriate to update the peer group and related compensation data materials for use in making decisions as to 2012 compensation. At the time the group was approved, the median market capitalization for this group of retailers and Internet-based businesses was approximately $1.4 billion and the median revenue for the last fiscal year for this group was approximately $307.7 million. The changes to the peer group were designed to include more luxury retailers and additional online businesses. When discussing the appropriate peer group, the compensation committee acknowledged that some of the members of the peer group are much larger than us; however, these larger companies were off-set by adding similarly sized companies and smaller companies.
In October 2011, Milliman evaluated the compensation paid to our executives using data from the proxy statements of our peer companies as well as published survey data. The 2011 report was used as a general frame of reference when making his recommendations regarding 2012 compensation. The compensation committee did not follow a rigid formula for determining where an executive's compensation should fall against the market data provided by Milliman and was not a primary factor in the 2012 compensation decisions.

Report	Peer Group	Surveys Used	Cash Comp Median	Total Direct Comp Median (Cash and Equity)	Use in Compensation Decisions
2011 Exec Comp Report
1-800-FLOWERS.COM, Inc.; Ancestry.com, Inc.; Coach, Inc.; Digital River, Inc.; eHealth, Inc.; Joe's Jeans, Inc.; Liquidity Services, Inc.; LoopNet, Inc.; Netflix, Inc.; OpenTable, Inc.; PetMed Express Inc.; Shutterfly, Inc.; Signet Jewelers Ltd.; Tiffany & Co.; and Williams-Sonoma, Inc.

Aon Executive Survey; Compensation Data Survey; Culpepper Technology Executive Survey; Economic Research Institute Executive Assessor; Hay Retail Executive Compensation Survey; Mercer Executive Pay Survey; Mercer Retail Pay Survey; Milliman Executive Compensation Survey; Milliman NW management and Professional Survey; and Towers Watson Top Management Compensation Report
			2 medians referenced: (1) proxy data only, and (2) a combination of proxy data and survey data	Proxy data only
Referred to as a market check when determining the size of the stock grants in November 2011(accelerated grants), changes to compensation in February 2012 and for initial compensation packages for Mr. Kanter, Ms. Yoakum and Mr. Saez

In 2012, the compensation committee engaged Milliman to

•	provide advice regarding the terms of our change of control severance plan;

•
provide information regarding compensation trends, including information regarding areas of shareholder focus, trends in pay mix, trends in performance plan structure and objectives, pay-for-performance trends, compensation committee priorities in 2012, compensation committee member independence, and new and proposed regulations relating to compensation;

•	assist the compensation committee's assessment of how our compensation program may influence risk taking behavior; and

•	review our non-employee director compensation program.
Base Salary. In February 2012, the compensation committee reviewed and approved the base salary levels for Messrs. Talwar, Binder and Gaston. In light of recommendations from our chairman and company performance in 2011, the compensation committee decided not to make material adjustments to our executive base salaries. The base salaries for Messrs. Talwar, Binder and Gaston were increased approximately 3%, 2% and 2%, respectively. As a market check, the compensation committee referred to the market data provided by Milliman, but did not make market-based adjustments on the basis of this data.
In March 2012, following the decision to hire Mr. Kanter, Mr. Talwar was appointed our general manager and president of international. In light of Mr. Talwar's role and responsibilities within the company, the compensation committee decided to increase Mr. Talwar's base salary to $285,000 on a annualized basis for a total increase in his base salary in 2012 of approximately 12%.

Name	2011 Annualized Salary	2012 Annualized Salary	% Increase in Base Salary

Vijay Talwar	$255,000	$285,000*	12%
David Binder	$250,000	$255,000	2%
Dwight Gaston	$258,000	$263,000	2%

*Mr. Talwar's salary was increased in February 2012 to $263,000, and then increased again in March 2012 to $285,000 on an annualized basis.

Mr. Kanter joined us in March 2012. When determining Mr. Kanter's base salary, the compensation committee considered Mr. Kanter's deep retail experience and skills; his leadership experience; his expected contributions and performance; negotiations with Mr. Kanter; and the compensation package of our former chief executive officer.

Ms. Yoakum joined us in June 2012 and Mr. Saez joined us in April 2012. When determining Ms. Yoakum and Mr. Saez's base salary, the compensation committee took into consideration, Mr. Kanter's recommendations, the experience, expertise, and leadership capabilities of the executives; each of the their roles and responsibilities within the business; the executive's expected contributions; the base salary paid to the executives formerly in the position; the base salaries of the other senior executives; and negotiations with the executive. As a reference, the compensation committee reviewed the information in the 2011 Milliman report, but this information was not material to the committee's decision regarding Ms. Yoakum and Mr. Saez's base salary.

When reviewing base salaries in 2013, the compensation committee did not change its approach to determining the appropriate base salaries for our named executive officers. The compensation committee made modest adjustments based on the factors used in 2012.
Annual Cash Incentive Bonus.    In February 2012, the compensation committee approved the Executive Cash Bonus Plan for Fiscal Year 2012 (the “2012 Plan”). The 2012 Plan sets forth the annual terms that applied for 2012 under the Company's Performance Bonus Plan, which was approved by the Company's stockholders at the Annual Meeting of Stockholders held on May 19, 2010 to allow compensation payable thereunder to be deductible as performance based compensation under Internal Revenue Code Section 162(m). The 2012 Plan was intended to increase stockholder value and our success by motivating participants to achieve our key financial objectives. Each of our named executive officers was eligible for participation in the 2012 Plan.

Bonus Targets.    Under the 2012 Plan, each participant was eligible to earn an incentive bonus based on the target bonus percentage determined by the compensation committee. In February 2012, the compensation committee reviewed Messrs. Talwar, Binder and Gaston's target bonus award. When reviewing the target bonus award as a percentage of salary for Messrs. Talwar, Binder and Gaston, the compensation committee decided not to make any material changes to the target bonus award as a percent of salary. When making this decision, it took into consideration, the recommendations of our chairman; the percentage of at-risk total cash compensation relative to each executive's base salary; and the ability of each executive officer to help us achieve our business goals in 2012. Mr. Talwar's base salary was increased in March 2012, and the percentage of his target bonus award remained 41% relative to his adjusted salary.

Name	2011 Target Bonus Award	2011 Bonus Target as % of 2011 Annualized Base Salary	2012 Target Bonus Award	2012 Bonus Target as % of 2012 Annualized Base Salary	Increase to Target Bonus Award % of Base of Salary
Vijay Talwar	$105,000	41%	$116,850	41%	0%
David Binder	$95,000	38%	$100,000	39%	1%
Dwight Gaston	$100,000	39%	$103,000	39%	0%
The compensation committee determined Mr. Kanter's 2012 target bonus award when he was hired in March 2012. When establishing Mr. Kanter's target bonus award, the compensation committee first took into consideration the recommendation of our chairman. It then reviewed the recommendation in light of Mr. Kanter's role and responsibilities, experience and expertise, his ability to help us achieve our business goals, the at-risk cash compensation relative to his base salary, and negotiations with Mr. Kanter.
The compensation committee determined Ms. Yoakum and Mr. Saez's 2012 target bonus award when they were hired in the second quarter of 2012. When determining the target bonus amount, the compensation committee first considered Mr. Kanter's recommendation. It then considered each of Ms. Yoakum and Mr. Saez's role, experience and expertise; their ability to help us achieve our business goals; the bonus amount relative to the proposed base salary; negotiations with the individual executive; the target bonus of award of the other senior executives; and the target bonus awards of the executive whom served in the position previously.

Description of 2012 Plan.    The payment of bonuses under our 2012 Plan is contingent upon the achievement of pre-determined performance goals. In structuring the 2012 Plan, the compensation committee believed revenue growth was the best indicator of our performance in 2012 based on our 2012 business objectives. The 2012 Plan was structured as follows:
The individual performance goals were strategic goals related to each named executive officer's area of responsibility.

When establishing the financial objectives, the compensation committee reviewed and considered our new strategic initiatives, our short and long-term goals, our internal forecasts for revenue and adjusted EBITDA, and the economic and consumer environment. When setting the goals and objectives for 2012, the compensation committee expected that it would be difficult to achieve 100% of the target award based on the corporate financial goals and individual goals. The objectives were designed to be challenging and not guaranteed. The fiscal year 2012 financial targets and actual performance were:

Financial Objectives	Percent of Bonus Target Award	Target	Actual Result	Payout as a % of Total Target
Revenue	50%	$424,519,000	$400,034,736	25%
Adjusted EBITDA*	30%	$26,525,000	$20,621,458	0%
Personal Objectives	20%	Based on role	Varies by individual	Avg. 15%
Total	100%			Avg. 40%

*Adjusted EBITDA is defined as net income adjusted for total other income, net; income tax expense; depreciation and amortization; and stock-based compensation. The compensation committee believes that the use of adjusted EBITDA provides consistency and comparability with our past financial performance and facilitates period to period comparisons of operations. A reconciliation of each of such non-GAAP measures and our reasons for using such measures can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 12, 2013.

Based on the financial results, the compensation committee decided to award each executive 25% of his/her target bonus award for achievement against the revenue objective and 0% for achievement against the adjusted EBITDA objective. Following its decision regarding the financial results, the compensation committee considered each executive's performance against his/her individual objectives, and awarded on average 15% for actual performance against the individual objectives.

Mr. Kanter's individual performance objectives related to the implementation of the 2012 business initiatives, revenue growth, international expansion, leadership and culture initiatives, investor relations, and positioning our non-engagement business. When reviewing Mr. Kanter's performance against his 2012 individual objectives, the compensation committee believed that Mr. Kanter successfully accomplished substantially all of his personal objectives and awarded Mr. Kanter 15.1% of his target bonus award on the basis of the results against his personal objectives.

With input from Mr. Kanter, the compensation committee then assessed Mr. Talwar, Mr. Binder, Mr. Gaston, Ms. Yoakum and Mr. Saez's individual performance against his/her pre-established individual performance objectives to determine their 2012 bonus payment.

Mr. Talwar's personal performance objectives related to expansion of our international business, international growth, our international customer experience, and leadership. Mr. Binder's personal performance objectives related to financial reporting metrics, communication with our investors and analysts, expenses, consumer experience, non-executive compensation program, financial planning, and leadership. Mr. Gaston's personal objectives related to shipping efficiency, costs, product quality, customer service metrics, the customer experience, and executive leadership. Ms. Yoakum's personal performance objectives related to margin and inventory, metrics relating to growing our engagement and jewelry business, supporting our international growth initiatives, brand building, and executive leadership. Mr. Saez's personal performance objectives related to the implementation of our 2012 business initiatives, our website, brand awareness, cross-functional leadership and departmental leadership, and customer experience. Based on the compensation committee's assessment of Mr. Talwar, Mr. Binder, Mr. Gaston, Ms. Yoakum and Mr. Saez's performance against his individual objectives, it was decided that the executives would receive 15%, 17%, 15%, 15% and 12% of their respective target bonus awards for performance against their personal objectives.

The annual cash incentive plan adopted in February 2013 is similar in structure to the 2012 Plan. The compensation committee kept the target bonus amount as a percent of salary relatively unchanged from 2012.
Signing Bonus.     In connection with the hiring of Mr. Kanter, the compensation committee approved the payment to him of a $100,000 signing bonus. The compensation committee believed this signing bonus was appropriate given the bonus opportunities that Mr. Kanter was forgoing with his prior employer, the recommendation of the chairman, and the desire to attract Mr. Kanter. Ms. Yoakum and Mr. Saez were paid a $15,000 and $25,000 signing bonus, respectively. These signing bonuses were paid to attract Ms. Yoakum and Mr. Saez to us. If Mr. Kanter had voluntarily left Blue Nile, or if his employment was terminated for “Cause” (as defined below), in either case prior to the first anniversary of his start date, he would have been required to pay us back his signing bonus.
Discretionary Bonus. Mr. Talwar served as our interim chief executive officer from November 2011 through March 2012. The compensation committee decided to pay Mr. Talwar a $45,000 bonus for his transitional services. The compensation committee believes that this amount is fair and reasonable considering the role and responsibilities he had during his service as our interim chief executive officer and interim chief financial officer.
Equity Awards.    The compensation committee believes that equity compensation is the most important element of our total compensation package, and for that reason, in 2012, equity compensation represented 69% of Mr. Kanter's 2012 total target compensation and on average 51% of the 2012 total target compensation for the other named executive officers. The compensation committee believes that properly structured equity compensation works to:

•	align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation;

•	incent executives to maximize longer-term stockholder value instead of short-term gain; and

•	attract and retain exceptional executives, senior management and employees.
In November 2011, following the resignation of our former chief executive officer, the compensation committee decided to issue the 2012 annual equity grants during an open window in November 2011. This grant would typically be awarded in the first quarter of 2012, but given the resignation of the chief executive officer, the compensation committee wanted to ensure the retention of our named executive officers during this transition period and wanted to further motivate our executive team to implement our new business strategy. The compensation committee did not grant additional equity awards to the named executive officers in February 2012 in connection with its review of our 2012 target compensation.

For 2012 (including the November 2011 equity grant), our compensation committee decided to award the long-term equity incentive opportunity in the form of stock options. Because our stock plan requires that options be granted with an exercise price that is not less than 100% of the fair market value on the date of grant, our executives receive value from option grants only if the value of our common stock appreciates over the vesting period. The stock option awards granted to our named executive officers in November 2011 and in 2012 vest over a four-year period, with 1/4th of the shares vesting one year after the vesting commencement date and 1/48th of the shares vesting monthly thereafter, subject to the executive's continued service. The compensation committee believes this vesting period promotes retention and properly relates the value of this compensation component to our long-term success.

In determining the size of the November 2011 option grant, the compensation committee first took into consideration the recommendations from our chairman. The compensation committee also considered the grants that would otherwise have be made in February of 2012, taking into account the role and responsibilities of the executives, performance by the executive, the expected contributions of the executive, market data, and the accounting and dilution impact of the grants. Mr. Talwar received 12,000 more options than Mr. Gaston due to his role and responsibilities as the interim chief executive officer.

Executive Officer	$ Options Granted	$ Options Granted	% Change
	as 2011 Comp (1)	as 2012 Comp (1)(2)
Vijay Talwar	319,329	491,578(3)	54%
David Binder	499,766(4)	61,447 (5)	-88%
Dwight Gaston	319,329	307,236	-4%

(1)	Reflects aggregate grant date fair value of the award calculated in accordance with Topic 718 of the Financial Accounting Standards Board (“FASB”), Accounting Standards Codification.

(2)	2012 equity compensation was paid in November 2011.

(3)	Mr. Talwar was awarded an additional 12,000 options, valued at $184,342, for serving as our interim chief executive officer.

(4)
Mr. Binder's initial new hire grant in August 2011. New hire grants are typically larger than the annual grants. Mr. Binder's November 2011 option grant was pro-rated based on his August 2011 hire date.

(5)	Mr. Binder received a pro-rated option grant based on his three months of service with us prior to the date of grant.
As part of his new hire package, Mr. Kanter received an option grant on his start date for 154,500 options. In setting his new hire grant, the compensation committee considered the recommendation by our chairman, his experience, level of responsibility, expected value to the business, and the desire to have a substantial portion of Mr. Kanter's compensation “at-risk” relative to his total direct compensation. The compensation committee also considered the Black-Scholes value of the award and negotiations with Mr. Kanter.
When Ms. Yoakum and Mr. Saez joined us in June 2012 and April 2012, respectively, the compensation committee awarded a stock option grant to these executives on their start date. When determining the size of these awards, the compensation committee considered the recommendation by Mr. Kanter, the role and responsibility of the executive, the expected contributions of the executive, the desire to have a substantial portion of the compensation in the form of long-term compensation, the initial equity grants of similarly situated executives, and negotiations with the executive.
Initial equity grants to executives are typically higher than subsequent equity grants. For comparison, the chart below demonstrates the value of the initial equity grants issued to Mr. Kanter and Ms. Yoakum in 2012 compared to the 2013 equity grants awarded to Mr. Kanter and Ms. Yoakum:

	2012 Initial Equity Grant	2013 Equity Grant	% Change
Mr. Kanter	$2,489,953	$800,000	-68%
Ms. Yoakum	$556,775	$370,000	-34%

Each year the compensation committee reviews our equity compensation component to determine the appropriate amount and mix of equity. In 2013, the compensation committee decided to pay the named executive officers a mix of restricted stock units and stock options. Restricted stock units entitle the holder to receive shares of our common stock upon the vesting date. For 2013, the compensation committee decided that a mix of restricted stock units and stock options was appropriate based on the compensation committee's desire to continue to align executive interests with the interests of our stockholders, while helping control dilution, incent executives to position us for sustainable long-term growth, and retain our key executives.

Broad-Based Employee Benefits.    All full-time regular employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance, and life insurance. All full-time regular employees, including, our named executive officers, receive a transportation allowance and a merchandise discount. We also provide our regular employees with the opportunity to participate in our 401(k) defined contribution retirement savings plan, or 401(k) Plan, and receive a matching contribution from us that is subject to vesting based on years of service. We believe these benefits are consistent with benefits provided by our peer group companies and help us to attract and retain high quality employees.

Perquisites.  We typically do not provide any special executive perquisites. Occasionally, the compensation committee determines that is appropriate for us to pay relocation benefits to attract key employees (see below for additional information). We also provide some minimal perquisites that we broadly provide to all of our full-time regular employees, such as an annual $720 transportation allowance and a merchandise discount.

Relocation. Pursuant to the terms of Mr. Kanter's offer letter, we agreed to pay Mr. Kanter's reasonable relocation costs to move to Seattle. Mr. Kanter agreed to use commercially reasonable efforts to keep the relocation costs below $100,000. We paid him $106,455 in 2012 and there will be additional relocation expenses that Mr. Kanter will be reimbursed for in 2013. If Mr. Kanter had voluntarily left Blue Nile, or if his employment was terminated for “Cause” (as defined below), in either case prior to the first anniversary of his start date, he would have been required to pay us back his relocation expenses.
Employment, Severance and Change of Control Agreements.    We have entered into employment agreements or offer letters with each of our named executive officers. Under these agreements, the employment of each of our named executive officers is at will (to the greatest extent permitted by applicable law), meaning that either we or the officer may terminate their employment at any time.
We provide certain limited change of control benefits to all of our participants under the 2004 Equity Incentive Plan, including our executive officers. In the event of certain corporate transactions, if the surviving or acquiring entity elects not to assume, continue or substitute for equity awards granted under the 2004 Equity Incentive Plan, the vesting and, if applicable, exercisability of each equity award granted under the 2004 Equity Incentive Plan will accelerate in full for those whose service with us or any of our affiliates has not terminated. The compensation committee included this provision in our equity incentive plan to motivate all of our employees, including our executive officers, to act in the best interest of our stockholders by removing the distraction of post-change of control uncertainties faced by employees, including executive officers, with regard to their equity compensation.
Prior to the automatic expiration of the change of control severance plan adopted in March 2009, in January 2012, the compensation committee amended and restated the severance plan to extend the term.  The compensation committee made the following substantive changes to the severance plan:

1)	it extended the term of the severance plan for another three years (the severance plan contains a three year sunset provision);

2)
amend the definition of “Qualifying Termination,” to limit the window for a “Qualifying Termination” to twelve months following a “Change of Control” (the window under the 2009 severance plan was twenty-four months); and

3)
reduce the multiple paid the chief executive officer following a Change of Control to one times salary and target bonus (the multiple for the chief executive officer under the March 2009 plan was two times salary and target bonus).

Full description of the amended and restated change of control severance plan. The severance plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within twelve months following a Change of Control, either due to a termination without Cause or a Resignation for Good Reason, as each term is defined in the severance plan. The terms and conditions of severance provisions are discussed more fully in the section below under the heading “Potential Payments on Change of Control.” This plan contains a three year sunset provision, allowing the compensation committee the opportunity to revisit its terms after three years to ensure that the provisions were consistent with our compensation philosophy and business needs.
The severance plan does not provide for any change of control excise tax gross ups or “single trigger” change of control benefits. We believe that a pre-existing plan like ours will allow our executive officers to focus on continuing normal business operations and the success of a potential business combination that may not be in their personal best interests, and to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. We believe the size and terms of the benefits provide an appropriate balance between the costs and benefits to stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and so allow us to recruit and retain key executive talent.
CEO Severance Benefits. In order to recruit Mr. Kanter, we agreed that if we terminate his employment without cause, he would be entitled to payment equal to 100% of his then-current salary and payment of his COBRA premiums for him and his dependents for twelve months. We believe that this represents reasonable severance benefits to Mr. Kanter for an involuntary termination without cause. To receive severance benefits, Mr. Kanter would be required to release all claims against the company.

Pursuant to the terms of Mr. Kanter's offer letter, termination for “Cause” means any of the following:  (i) Mr. Kanter's conviction of, or guilty plea or plea of nolo contendere to, to a felony under the laws of the United States or of any state, or a crime involving moral turpitude or dishonesty (including, but not limited to, fraud, theft, or embezzlement); (ii) Mr. Kanter's participation in any fraud or act of dishonesty against Blue Nile; (iii) Mr. Kanter's willful misconduct, or your material breach of any agreement between Mr. Kanter and Blue Nile (including, but not limited to, his offer letter or his Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement); (iv) conduct that Blue Nile determines, in good faith, demonstrates unfitness for the job; (v) Mr. Kanter's engagement in any activity that constitutes a material conflict of interest with Blue Nile; or (vi) Mr. Kanter's significant failure to perform his duties, gross neglect of his duties, or refusal to comply with any lawful directive of the board of directors, which conduct, if capable of cure or remedy, is not cured or remedied within 30 days following his receipt of written notice from the board of directors.
Compensation of Named Executives in Relation to Each Other and to the Chief Executive Officer.    The compensation committee considers the compensation of the other senior executives when making compensation decisions, but does not use a fixed ratio or formula when comparing compensation among executive officers. Our chief executive officer is compensated at a higher level than the other executives due to his higher level of responsibility and accountability. We also believe that the compensation paid to Mr. Talwar, Mr. Binder, Mr. Gaston, Ms. Yoakum and Mr. Saez in relation to each other is reasonable and appropriate given each individual's level of experience and scope of responsibilities.
Equity Grant Timing.    Our long-term equity incentive awards are made pursuant to our 2004 Equity Incentive Plan. We generally grant stock options to newly hired employees on the employee's start date, subject to prior approval of the compensation committee or our stock award committee, as appropriate. We generally grant merit-based equity grants on an annual basis in the first quarter of each new year, with the grant date occurring during an open window, as determined under our internal trading policy, as we believe this allows for pricing of equity grants that reflects the dissemination of material information and a fair representation of the market's collective view of our results and performance. We accelerated the 2012 merit-based equity awards to an open window in November 2011 to retain the executive team following the resignation of our former chief executive officer in November 2011.
Executive Equity Ownership Guidelines.    The compensation committee believes that equity ownership guidelines help align the interests of executives with that of our stockholders. In October 2012, the compensation committee reviewed and revised these guidelines. Pursuant to the revised ownership guidelines, the named executive officers must hold “equity value” of at least three times the executive's annual salary. The equity value may be comprised of: common stock owned individually; common stock owned joining with or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the equity is determined based on the intrinsic value of the equity as reported on Nasdaq. Executives have a reasonable time to achieve compliance, which is typically considered three to five years. Of our named executive officers, only Mr. Gaston has been with the company for more than three years, and Mr. Gaston meets our ownership guidelines.
Policy Against Speculative Transactions.  No employee may engage in short sales, transactions in put or call options, margin loans with stock as collateral, certain hedging transactions or other inherently speculative transactions with respect to our stock at any time.
Tax Treatment of Compensation.    Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless certain requirements are met. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the company and our stockholders.
Accounting Considerations.    The accounting impact of our executive compensation program is one of many factors that the compensation committee considers in determining the size and structure of that program.
Compensation Recovery Policy.    As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer

Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted.
Risk Analysis of Our Compensation Plans.    We believe that the design and objectives of our executive compensation program are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on us. To make this determination, we assessed the elements of our program with our compensation committee and with Milliman. We believe the design of our compensation policies and programs encourage our employees to remain focused on both our short and long-term goals. We believe the following design features mitigate inappropriate risk taking by our executives:

•	a balance of fixed versus variable compensation and cash-based versus equity-based compensation;

•	variable compensation is based on a variety of performance goals, including company, business unit and individual;

•	the compensation committee has the discretion to lower annual incentive award amounts;

•	stock ownership requirements; and a prohibition on hedging our stock that applies to all employees.

COMPENSATION COMMITTEE REPORT (1)

As part of fulfilling its responsibilities, the compensation committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the fiscal year ended December 30, 2012 with management. Based on the compensation committee's review of the CD&A and its discussions with management, the compensation committee has recommended to the board of directors that the CD&A for the fiscal year ended December 30, 2012 be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 30, 2012.
Date: April 10, 2013

Respectfully submitted,

Steve Scheid, Chairman Chris Bruzzo Leslie Lane Mike Potter

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Blue Nile, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

.

Compensation of Executive Officers
The following table sets forth compensation earned by our named executive officers for the 2012, 2011 and 2010 fiscal years.
Summary Compensation Table
Fiscal 2012, 2011 and 2010

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)(5)
Harvey Kanter	2012	480,733	(6)	100,000	(7)	—	2,489,953	(8)	162,700	111,995	3,345,381
Chief Executive Officer and President

Vijay Talwar	2012	278,501		45,000	(18)	—	—		50,800	5,720	380,021
President and General Manager, International, former Chief Executive Officer	2011	254,376		—		—	810,907		—	5,620	1,070,903
	2010	83,333	(17)	—		—	695,655		23,520	35,240	837,748

David Binder	2012	254,376		—		—	—		42,000	5,720	302,096
Chief Financial Officer	2011	86,112	(9)	25,000	(10)	—	561,213		—	240	672,565

Dwight Gaston	2012	264,817		—		—	—		41,200	5,720	311,737
Senior Vice President	2011	257,001		—		—	626,565		—	5,620	889,186
	2010	248,750		—		—	403,709		46,200	5,620	704,279

Julie Yoakum	2012	135,751	(11)	15,000	(12)	—	556,775	(13)	25,200	3,382	736,108
Chief Merchandising Officer

Engle Saez (19)	2012	188,225	(14)	25,000	(15)	—	577,024	(16)	31,100	4,754	826,103
Former Chief Marketing Officer

(1) Awards paid under our annual cash incentive bonus plan are included in the “Non-Equity Incentive Plan Compensation” column. See footnote 3 below.
(2) The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount we expect to expense in our financial statements over the award's vesting schedule. The amount does not reflect the actual economic value realized by the executive officer. No stock awards were granted in 2012, 2011 or 2010. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2012, as filed with the Securities and Exchange Commission on February 25, 2013 (File No. 000-50763). See the Grants of Plan-Based Awards in Fiscal 2012 Table included herein for additional information on equity awards granted in 2012.

(3)
Non-Equity Incentive Plan Compensation includes awards earned under our annual cash incentive bonus plan. See the Grants of Plan-Based Awards in Fiscal 2012 Table included herein and the Compensation Discussion and Analysis above for additional information.

(4) Additional information is provided in the All Other Compensation Table below.

(5) The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.

(6)	Pursuant to the terms of Mr. Kanter's offer letter dated March 2, 2012, his 2012 base salary was $650,000 on an annualized basis.
(7)     Pursuant to the terms of Mr. Kanter's offer letter dated March 2, 2012, he received a signing bonus of $100,000.

(8)	Pursuant to the terms of Mr. Kanter's offer letter dated March 2, 2012, he received an option grant in March 2012 with a grant date fair value of $2,489,953.

(9)	Pursuant to the terms of Mr. Binder's offer letter dated June 30, 2011, his 2011 base salary was $250,000 on an annualized basis.
(10)    Pursuant to the terms of Mr. Binder's offer letter dated June 30, 2011, he received a signing bonus of $25,000.

(11)	Pursuant to the terms of Ms. Yoakum's offer letter dated June 7, 2012, her 2012 base salary was $270,000 on an annualized basis.

(12)	Pursuant to the terms of Ms. Yoakum's offer letter dated June 7, 2012, she received a signing bonus of $15,000.

(13)	Pursuant to the terms of Ms. Yoakum's offer letter dated June 7, 2012, she received an option grant in June 2012 with a grant date fair value of $556,775.

(14)	Pursuant to the terms of Mr. Saez's offer letter dated April 24, 2012, his 2012 base salary was $280,000 on an annualized basis.

(15)	Pursuant to the terms of Mr. Saez's offer letter dated April 24, 2012, he received a signing bonus of $25,000.

(16)	Pursuant to the terms of Mr. Saez's offer letter dated April 24, 2012, he received an option grant in April 2012 with a grant date fair value of $577,024.

(17)	Pursuant to the terms of Mr. Talwar's offer letter dated August 20, 2010, his 2010 base salary was $250,000 on an annualized basis.

(18)
Mr. Talwar served as interim chief executive officer from November 2011 through March 30, 2012 and interim chief financial officer from November 2010 to August 2011. He received $45,000 for transitional services.

(19) Mr. Saez resigned on February 28, 2013.

All Other Compensation Table

Name	Year	Relocation Assistance ($)		Severance ($)	Matching Contributions ($)(1)	Transportation Allowance ($)(2)	All Other Compensation ($)
Harvey Kanter	2012	106,455	(3)	—	5,000	540	111,995
Chief Executive Officer and President

Vijay Talwar	2012	—		—	5,000	720	5,720
President and General Manager, International, former Chief Executive Officer	2011	—		—	4,900	720	5,620
	2010	35,000	(4)	—	—	240	35,240

David Binder	2012	—		—	5,000	720	5,720
Chief Financial Officer	2011	—		—	—	240	240

Dwight Gaston	2012	—		—	5,000	720	5,720
Senior Vice President	2011	—		—	4,900	720	5,620
	2010	—		—	4,900	720	5,620

Julie Yoakum	2012	—		—	3,022	360	3,382
Chief Merchandising Officer

Engle Saez	2012	—		—	4,274	480	4,754
Former Chief Marketing Officer

(1)	Represents matching contribution under our 401(k) Plan. Vesting in the matching contribution is based on years of service. Participants are 100 percent vested after four years of continuous service.

(2)	All of our employees receive a $60 monthly transportation allowance.

(3)	Pursuant to the terms of Mr. Kanter's offer letter dated March 2, 2012, he received relocation assistance of $106,455.

(4)	Pursuant to the terms of Mr. Talwar's offer letter dated August 20, 2010, he received relocation assistance of $35,000.

The following table provides additional information about our fiscal year 2012 plan-based compensation to the named executive officers.
Grants of Plan-Based Awards in Fiscal 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Award	Grant Date (2)	Target ($) (3)	Maximum ($) (4)
Harvey Kanter (7)	A. Annual Incentive	—	406,250	812,500	—	—	—
	B. Stock Options	3/20/2012	—	—	154,500	33.30	2,489,953

Vijay Talwar	A. Annual Incentive	—	116,850	233,700	—	—	—
	B. Stock Options	—	—	—	—	—	—

David Binder	A. Annual Incentive	—	100,000	200,000	—	—	—
	B. Stock Options	—	—	—	—	—	—

Dwight Gaston	A. Annual Incentive	—	103,000	206,000	—	—	—
	B. Stock Options	—	—	—	—	—	—

Julie Yoakum (8)	A. Annual Incentive	—	63,000	126,000	—	—	—
	B. Stock Options	6/25/2012	—	—	40,578	28.70	556,775

Engle Saez (9)	A. Annual Incentive	—	84,000	168,000	—	—	—
	B. Stock Options	4/24/2012	—	—	40,018	30.09	577,024

(1)
In determining the 2012 bonus awards for each of the named executive officers, the compensation committee reviewed our actual 2012 performance against our pre-established financial and personal objectives. See the CD&A for additional information and analysis. There is no threshold or minimum incentive bonus payment.

(2)
Stock options granted vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Equity units granted to our current executive officers are subject to acceleration under our Severance Plan and in certain other circumstances as provided in the 2004 Equity Incentive Plan.

(3)	This column sets forth the target amount of each named executive officer's cash incentive bonus for 2012 as established by the compensation committee.

(4)	Each named executive officer was entitled to receive up to a maximum of 200 percent of the target bonus award depending upon the achievement of certain financial and individual performance objectives.

(5)	Option awards granted to named executive officers in fiscal year 2012 were issued under the 2004 Equity Incentive Plan.

(6)
The amounts represent the aggregate grant date fair value of the option awards granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. For a discussion of valuation assumptions, see Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 30, 2012, as filed with the Securities and Exchange Commission on February 25, 2013 (File No. 000-50763).

(7)
Pursuant to the terms of Mr. Kanter's offer letter dated March 2, 2012, he was eligible to receive a $487,500 target bonus award for 2012 (this amount represents 75% of his annualized salary), prorated based on the number of months he was employed (employment for a partial month was calculated as if he was employed for the full month). Mr. Kanter commenced employment in March 2012.

(8)
Pursuant to the terms of Ms. Yoakum's offer letter dated June 7, 2012, she was eligible to receive a $108,000 target bonus award for 2012 (this amount represents 40% of his annualized salary), prorated based on the number of months she was employed (employment for a partial month was calculated as if she was employed for the full month). Ms. Yoakum commenced employment in June 2012.

(9)
Pursuant to the terms of Mr. Saez's offer letter dated April 24, 2012, he was eligible to receive a $112,000 target bonus award for 2012 (this amount represents 40% of his annualized salary), prorated based on the number of months he was employed (employment for a partial month was calculated as if he was employed for the full month). Mr. Saez commenced employment in April 2012 and resigned on February 28, 2013. None of his equity awards vested prior to resignation.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Offer Letters.    Each of our named executive officers has signed offer letters with us. Descriptions of the offer letters with our named executive officers are included under the caption Employment, Severance and Change of Control Agreements in our CD&A above.
Non-Equity Incentive Plan Awards.    These amounts reflect the potential target and maximum annual cash incentive awards payable to our named executive officers under our 2012 annual cash incentive bonus plan. For more information regarding this plan, please see the Annual Cash Incentive Bonus section in our CD&A above.
Equity Awards.    We grant stock options and restricted stock units to executive officers under the 2004 Plan. Prior to the adoption of the 2004 Plan, we granted options to our executive officers under the 1999 Equity Incentive Plan. We have never granted stock appreciation rights.
Other Compensatory Arrangements.    For a description of the other elements of our executive compensation program, see our CD&A above.

 The following table provides information regarding unexercised stock options held by each of the named executive officers as of December 30, 2012.

Outstanding Equity Awards at Fiscal Year End 2012

	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($) (2)	Option Expiration Date (1)

Name	Exercisable		Unexercisable

Harvey Kanter	—		154,500	33.30	3/29/2022

Vijay Talwar	21,875		15,625	42.40	8/25/2020
	5,729		6,771	56.62	2/14/2021
	8,666		23,334	33.45	11/15/2021

David Binder	12,500		25,000	30.44	8/21/2021
	1,083		2,917	33.45	11/15/2021

Dwight Gaston	18,000	(3)	—	30.00	7/26/2014
	20,000	(4)	—	33.81	9/8/2015
	30,000	(5)	—	31.26	5/31/2016
	17,000	(6)	—	83.81	8/28/2017
	25,000	(7)	—	41.13	8/7/2018
	38,333		1,667	21.22	2/22/2019
	12,750		5,250	49.11	2/16/2020
	5,729		6,771	56.62	2/14/2021
	5,416		14,584	33.45	11/15/2021

Julie Yoakum	—		40,578	28.70	6/24/2022

Engle Saez	—		40,018	30.09	4/23/2022

(1)
Each of the options expiring in 2019, 2020, 2021 and 2022 vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Each of the options expiring in 2014 through 2018 is fully vested as of December 30, 2012.

The expiration date and full vest date of each of the other options still subject to vesting is listed in the table below by expiration date:

Expiration Date	Vesting Date
02/22/2019	02/23/2013
02/16/2020	02/17/2014
08/25/2020	08/26/2014
02/14/2021	02/15/2015
08/21/2021	08/22/2015
11/15/2021	11/16/2015
03/29/2022	03/30/2016
04/23/2022	04/24/2016
06/24/2022	06/25/2016

(2)	Represents the fair market value of a share of our common stock on the grant date of the option.

(3)	Mr. Gaston's options expiring in 2014 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2005 and as to 1/48 of the underlying shares monthly thereafter.

(4)	Mr. Gaston's options expiring in 2015 vested as to 1/4 of the shares of common stock underlying the options on September 9, 2006 and as to 1/48 of the underlying shares monthly thereafter.

(5)	Mr. Gaston's options expiring in 2016 vested as to 1/4 of the shares of common stock underlying the options on June 1, 2007 and as to 1/48 of the underlying shares monthly thereafter.

(6)	Mr. Gaston's options expiring in 2017 vested as to 1/4 of the shares of common stock underlying the options on August 29, 2008 and as to 1/48 of the underlying shares monthly thereafter.

(7)	Mr. Gaston's options expiring in 2018 vested as to 1/4 of the shares of common stock underlying the options on August 8, 2009 and as to 1/48 of the underlying shares monthly thereafter.
 The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during fiscal year 2012 and the aggregate dollar amount realized by the named executive officer upon exercise of the option. The table also shows the number of restricted stock units vested during 2012.

Option Exercises and Stock Awards Vested in Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Harvey Kanter	—	—	—	—
Vijay Talwar	—	—	—	—
David Binder	—	—	—	—
Dwight Gaston	—	—	—	—
Julie Yoakum	—	—	—	—
Engle Saez	—	—	—	—

Change of Control Severance Plan
On January 20, 2012, the compensation committee approved the amended and restated change of control severance plan, or the severance plan, for our executive officers. The severance plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified period (not to exceed twelve months) following a Change of Control, either due to a termination without Cause or a Resignation for Good Reason, as each term is defined in the severance plan. The severance plan supersedes and replaces any existing severance plans, policies or practices that would otherwise apply upon these kinds of Qualifying Terminations, as defined in the severance plan. Currently, each of our named executive officers is eligible to participate in the severance plan.
The severance plan provides that upon a Qualifying Termination following a Change of Control, and provided the employee signs our standard form of release, he or she will be entitled to receive as severance: (1) a lump sum cash payment equal to one times such named executive officer's base salary and target annual incentive bonus, (2) Company-paid premiums for continued health insurance for a period of time equal to the period of base salary being provided (but not more than 18 months and in no event for longer than such coverage is available), and (3) full vesting of all then-outstanding equity awards.
Definition of Change of Control
For purposes of the severance plan, the term “Change of Control” means that one or more of the following events has occurred:

•	a person or group becomes the owner of greater than 50% of the combined voting power of our outstanding stock;

•	a corporate transaction, such as a merger or consolidation, results in the stockholders immediately prior to the transaction no longer owning more than 50% of the outstanding stock;

•	all or substantially all of the assets of the company are sold or disposed of to an unrelated party;

•	a majority of the board is, for any reason, not made up of individuals who were either on the board as of March 4, 2009, or, if they became members after that date, were approved by the directors.
Definition of Cause
For purposes of the severance plan, the term “Cause” for termination means that one of the following events that has a material negative impact on our business or reputation has occurred:

•	indictment or conviction of any felony or any crime involving dishonesty or moral turpitude;

•	dishonesty which is not the result of an inadvertent or innocent mistake by employee with respect to us;

•
employee's continued willful violation of his or her obligations to us after there has been delivered to employee a written demand for performance from our board of directors which describes the basis for the board of directors' belief that employee has not substantially satisfied his or her obligations to us;

•	employee's violation or breach of any material written policy, agreement with us, or any statutory or fiduciary duty to us; or

•	damaging or misappropriating or attempting to damage or misappropriate any of our property, including any confidential or proprietary information.
Definition of Resignation for Good Reason
For purposes of the severance plan, the term “Resignation for Good Reason” means an eligible employee has resigned from all positions he or she then holds with us (or any successor thereto):

•	because one of the following actions has been taken without his or her express written consent:
- there is a material reduction (where material is considered greater than 10%) of the eligible employee's annual base salary;
- there is a material change in the eligible employee's position or responsibilities (including the person or persons to whom the eligible employee has reporting responsibilities);
- the eligible employee is required to relocate his or her principal place of employment to a location that would increase his or her one way commute distance by more than twenty-five (25) miles; or
- we materially breach our obligations under the Change of Control Severance Plan or any then-existing employment agreement with the eligible employee; and

•	the eligible employee provides written notice to our board of directors within the 30-day period immediately following such action; and

•	such action is not remedied by us within thirty (30) days following our receipt of such written notice; and

•	the eligible employee's resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.
Definition of Qualifying Termination
For purposes of the Severance Plan, the term “Qualifying Termination” means that an eligible employee suffers an involuntary termination without Cause or a Resignation for Good Reason, in either case that (i) constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), (ii) occurs other than as a result of death or disability, and (iii) occurs on or within twelve (12) months following the effective date of the Change of Control.

Potential Payments on Termination or Change of Control

The following table shows cash severance and bonus payments, the value of accelerated vesting of equity grants, the value of continued health benefits and the total value that would have been provided to the named executive officers in the event that: (a) in the case of all of the named executive officers, a Change of Control had occurred on December 30, 2012 and on the further assumption that the employment of the named executive officer was terminated without Cause or that the named executive officer submitted his or her Resignation for Good Reason at that time; and (b) in the case of Mr. Kanter, he is terminated prior to a Change in Control, on the assumption that the employment of such named executive officer was terminated without Cause on December 30, 2012:

	Involuntary Termination without Cause or Voluntary Termination for Good Reason after a Change in Control					Involuntary Termination without Cause other than after a Change in Control(4)
Name and Principal Position	Cash Severance ($)(1)	Bonus ($)(1)	Early Vesting of Option Awards ($)(2)	Welfare Benefits ($)(3)	Total ($)	Cash Severance ($)(1)	Bonus ($)(1)	Early Vesting of Option Awards ($)(2)	Welfare Benefits ($)(3)	Total ($)
Harvey Kanter	650,000	487,500	679,800	9,353	1,826,653	650,000	487,500	—	9,353	1,146,853
Chief Executive Officer and President
Vijay Talwar	285,000	108,000	99,170	9,353	501,523	—	—	—	—	—
President and General Manager, Int'l
David Binder	255,000	100,000	193,897	9,353	558,250	—	—	—	—	—
Chief Financial Officer
Dwight Gaston	263,000	103,000	89,454	9,353	464,807	—	—	—	—	—
Senior Vice President
Julie Yoakum	270,000	108,000	365,202	9,353	752,555	—	—	—	—	—
Chief Merchandising Officer
Engle Saez	280,000	112,000	304,537	9,353	705,890	—	—	—	—	—
Former Chief Marketing Officer

(1)
Cash severance and bonus payments were determined by multiplying the executive's base salary and target annual incentive bonus by the multiple as defined in each of their severance agreements. For all named executive officers, that multiple is one.

(2)
The value of early vesting of option awards is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of December 30, 2012, calculated based on the closing market price of our stock ($37.70) as of the close of trading on December 28, 2012 (the last trading day prior to our fiscal year end). Options that were out-of-the-money have been excluded from the calculation.

(3)
The amounts shown in this column represent health and dental coverage determined on the basis of our COBRA rates for post-employment continuation coverage for a period of twelve months. Such rates were determined on the basis of the coverage elections made by the named executive officer.

(4)	None of named executive officers are entitled to receive severance benefits, other than after a Change in Control, for termination for Good Reason.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-Employee Director Compensation

Only non-employee directors are compensated for serving as our directors. Our compensation philosophy for non-employee directors is to provide a competitive level and mix of compensation that enhances our ability to attract and retain highly qualified directors and to reinforce the alignment of our directors' interests with those of our stockholders. In 2012, our compensation committee engaged Milliman to review the compensation paid to our non-employee directors. Following the review, the compensation committee decided not to adjust the cash compensation paid to our non-employee directors and decided to make adjustments in the mix of equity paid to non-employee directors as described more fully below.

Cash Compensation. The table below sets forth the cash compensation for which our non-employee directors are eligible:

Annual Cash Compensation	Cash ($)
Annual Retainer(1)	40,000
Fee for serving as chairman(2)	100,000
Fee for Committee Service(3)	3,000
Audit Committee Chair Fee	10,000
Compensation Committee Chair Fee	5,000
Nominating and Corporate Governance Committee Chair Fee	5,000

(1)
The annual retainer is paid in quarterly installments. At the discretion of our board of directors, directors may be permitted to forego all or a portion of their annual retainer for service on the board of directors in exchange for a grant or grants of common stock under the 2004 Plan having a fair market value equal to the amount of foregone cash compensation. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Our policy for the timing of such determination is to provide for a price that reflects the dissemination of material information and a fair representation of the market's collective view of our financial results and performance.

(2)	This annual fee for serving as chairman is paid in quarterly installments.

(3)	The annual fee for serving on any committee is paid in quarterly installments.
Equity Compensation. In April 2012, the 2004 Non-Employee Director Plan was suspended; therefore, equity compensation that would have been granted under this 2004 Non-Employee Director Plan is now granted under the 2004 Plan. The chart below summarizes the equity compensation paid to non-employee directors and the changes the compensation committee made to the non-employee director compensation in 2012:

Equity Compensation(1)	Pre- 2012 Changes to Equity Comp.	Post-2012 Changes to Equity Comp.
Initial Equity Grant	11,250 options	RSUs valued at $100,000(2)
Annual Option Grant	2,500 options	Equity grant valued at $63,000 in the form of stock options or RSUs(3)
Option Grant Upon Full Vesting of Initial or Refresh Option Grant	9,000 options	Refresh grant of 9,000 options only to directors appointed prior to July 31, 2012. Directors appointed after July 31, 2012, will not receive a refresh grant.(4)
Annual Option Grant for Serving as Chairman(5)	An option to purchase shares of Blue Nile's common stock valued at $100,000	No change.

(1) Equity granted to non-employee directors is subject to acceleration upon a change of control as described below.

(2)
Each new director receives an initial restricted stock unit grant valued at $100,000 on the date of his or her election or appointment. The initial grant vests every three (3) months from the date of grant for four years. These option grants cease vesting as of the date a non-employee director no longer serves on the board of directors.

(3)
Each non-employee director receives an annual equity grant on the date following each Annual Meeting of Stockholders, which is reduced pro rata for each full quarter prior to the grant date during which the director did not serve as a non-employee director. The annual grant vests every three (3) months from the date of the grant for one year. Each non-employee director must elect, prior to the start of the fiscal year in which the Annual Meeting is to take place, to receive the annual equity grant in the form of either (i) 100% as restricted stock units; or (ii) 100% as options. In the absence of a timely election, the entire annual equity grant will be granted in the form of options. Individuals who become a non-employee director on or after the start of the fiscal year must make an election on or before the date he or she is appointed or elected as a non-employee director. These equity grants cease vesting as of the date a non-employee director no longer serves on the board of directors.

(4)
Each non-employee director elected to the board of directors prior to July 31, 2012 receives a refresher grant upon full vesting of the initial stock option grant. These refresher grants vest monthly in equal amounts from the date of the grant for four years. These options cease vesting as of the date a non-employee director no longer serves on our board of directors.

(5)
On the date following each Annual Meeting of Stockholders, the chairman will receive an option under the terms of the 2004 Plan to purchase shares of Blue Nile's common stock with an aggregate grant date fair value of $100,000, calculated in accordance with Topic 718 of the Financial Accounting Standards Board Accounting Standards Codification. This annual grant will be reduced pro rata for each full quarter prior to the grant date during which the director did not serve as chairman and vests monthly from the date of the grant for one year.

2012 Compensation for Non-Employee Directors. The following table summarizes the compensation paid to our non-employee directors during the fiscal year ended December 30, 2012.
 2012 Director Compensation Table

Name		Fees Earned or Paid in Cash ($) (1)		Stock Awards ($)	Option Awards ($) (3)	Total ($)
Mark Vadon	(4)	140,000		—	162,933	302,933
Chris Bruzzo	(5)	43,000	(2)	—	62,972	105,972
Eric Carlborg	(6)	53,000		—	62,972	115,972
Leslie Lane	(7)	43,000	(2)	62,989	141,346	247,335
Michael Potter	(8)	43,000	(2)	62,989	—	105,989
Steve Scheid	(9)	48,000	(2)	62,989	—	110,989
Mary Alice Taylor	(10)	48,000	(2)	—	62,972	110,972

(1)
Includes the annual cash retainer, fees for serving on a committee of the board of directors, fees for serving as chairman of the board, and fees as applicable for chairing a committee. Directors may elect to receive their annual retainer in cash or stock.

(2)
Mr. Bruzzo, Mr. Lane, Mr. Potter, Mr. Scheid, and Ms. Taylor each elected to receive a portion of their annual retainer (paid quarterly) in shares of common stock plus cash in lieu of any fractional share. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Mr. Bruzzo and Mr. Potter received stock valued at $29,943 and cash in the amount of $13,057, which includes $3,000 for service on committees. Mr. Lane received stock valued at $9,992 and cash in the amount of $33,008, which includes $3,000 for service on committees. Mr. Scheid received stock valued at $9,992 and cash in the amount of $38,008, which includes $3,000 for service on committees and $5,000 for serving as the chair of our compensation committee. Ms. Taylor received stock valued at $39,935 and cash in the amount of $8,065, which includes $3,000 for service on committees and $5,000 for serving as the chair of our nominating and corporate governance committee.

(3)
The amounts included in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification.

Generally, the grant date fair value is the amount the company expects to expense in its financial statements over the award's vesting schedule. The amount does not reflect the actual economic value realized by the director. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended December 30, 2012, as filed with the Securities and Exchange Commission on February 25, 2013 (File No. 000-50763).

(4)
For serving as chairman of the board of directors, Mr. Vadon is entitled to $140,000 in annual cash compensation ($40,000 as annual retainer fee and $100,000 as a fee for serving as chairman). As of December 30, 2012, Mr. Vadon held 126,111 shares of common stock and options to purchase 704,590 shares of common stock.

(5)
Mr. Bruzzo was granted an option to purchase 4,452 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $62,972. As of December 30, 2012, Mr. Bruzzo held 894 shares of common stock and options to purchase 15,702 shares of common stock.

(6)
Mr. Carlborg was granted an option to purchase 4,452 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $62,972. As of December 30, 2012, Mr. Carlborg held 1,000 shares of common stock and options to purchase 20,765 shares of common stock.

(7)
Mr. Lane's initial stock option grant fully vested in 2012, so he was granted a refresher option to purchase 9,000 shares of common stock in 2012. Mr. Lane received his annual equity grant in the form of a stock award for 2,123 shares of common stock. The total grant date fair value of the option and award grants, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, was $204,335. As of December 30, 2012, Mr. Lane held no shares of common stock, options to purchase 26,500 shares of common stock and an unvested stock award for 1,062 shares of common stock.

(8)
Mr. Potter received his annual equity grant in the form of a stock award for 2,123 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $62,989. As of December 30, 2012, Mr. Potter held 3,910 shares of common stock, options to purchase 28,875 shares of common stock and an unvested stock award for 1,062 shares of common stock.

(9)
Mr. Scheid received his annual equity grant in the form of a stock award for 2,123 shares, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $62,989. As of December 30, 2012, Mr. Scheid held 5,086 shares of common stock, options to purchase 28,875 shares of common stock and an unvested stock award for 1,062 shares of common stock.

(10)
Ms. Taylor was granted an option to purchase 4,452 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $62,972. As of December 30, 2012, Ms. Taylor held 9,783 shares of common stock and options to purchase 53,452 shares of common stock.

Non-employee Director Equity Ownership Guidelines. The compensation committee believes that equity ownership guidelines help align the interests of our non-employee directors with that of our stockholders. In August 2009, the compensation committee approved equity ownership guidelines for our directors. Pursuant to these guidelines, within three years of the joining the board of directors, our non-employee directors are expected to accumulate an ownership interest in our securities equal to three times the value of the annual retainer paid to non-employee directors for service on the board of directors. The value of the securities may be comprised of: common stock owned individually; common stock owned joining with, or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the securities is determined based on the intrinsic value of the securities using a rolling three month average stock price.
Change-of-Control. Following a change-of-control, the vesting of equity granted to non-employee directors will accelerate in full for the non-employee directors who are then providing services to us or our affiliates.
TRANSACTIONS WITH RELATED PERSONS
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
In February 2007, our audit committee adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director shall not be considered related person transactions under the policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under our Related Person Transactions Policy, where a transaction has been identified as a related person transaction, our management presents such related person transaction to the audit committee for review, consideration and approval or ratification. The presentation includes, to the extent reasonably available, (a) a description of (i) the parties thereto; (ii) the interests, direct or indirect, of any related person in the transaction in sufficient detail so as to enable the audit committee to assess such interests; and (iii) the material facts of the proposed related person transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved; (b) an assessment of (i) the benefits to us of the proposed related person transaction; and (ii) whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and (c) management's recommendation with respect to the proposed related person transaction. In the event the audit committee is asked to consider whether to ratify an ongoing related person transaction, in addition to the information identified above, the presentation includes a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction.
The audit committee, in approving or rejecting the proposed related person transaction, considers all the relevant facts and circumstances deemed relevant by and available to the audit committee, including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The audit committee approves only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and those of our stockholders, as the audit committee determines in the good faith exercise of its discretion.
CERTAIN RELATED-PERSON TRANSACTIONS
We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is, or may be, made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, to the Securities and Exchange Commission, is available on our website at http://investor.bluenile.com. A copy will be furnished without charge to stockholders of record upon request by mail to Investor Relations at Blue Nile, 411 First Avenue South, Suite 700, Seattle Washington 98104.
HOUSEHOLDING OF PROXY MATERIALS
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Blue Nile, Inc., Corporate Secretary, at 411 First Avenue South, Suite 700, Seattle, Washington 98104 or contact Lauren Neiswender, our Corporate Secretary, at (206) 336-6700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

 OTHER MATTERS
The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Lauren Neiswender General Counsel and Corporate Secretary

Seattle, Washington
April 10, 2013

Appendix A

BLUE NILE, INC.
2013 EQUITY INCENTIVE PLAN
ADOPTED BY THE COMPENSATION COMMITTEE: MARCH 22, 2013
APPROVED BY THE STOCKHOLDERS: _______, 2013

1.	GENERAL.

(a)Successor to and Continuation of Prior Plan and Prior Non-Employee Director Plan. The Plan is intended as the successor to the Blue Nile, Inc. 2004 Equity Incentive Plan (the “Prior Plan”) and the Blue Nile, Inc. Third Amended and Restated 2004 Non-Employee Directors' Stock Option Plan (the “Prior Non-Employee Director Plan”). Following the Effective Date, no additional stock awards may be granted under the Prior Plan or the Prior Non-Employee Director Plan. In addition, from and after 12:01 a.m. Pacific time on the Effective Date, all outstanding stock awards granted under the Prior Plan will remain subject to the terms of the Prior Plan, and all outstanding stock awards granted under the Prior Non-Employee Director Plan will remain subject to the terms of the Prior Non-Employee Director Plan; provided, however, that any shares subject to outstanding stock awards granted under the Prior Plan, the Prior Non-Employee Director Plan or the Blue Nile, Inc. 1999 Equity Incentive Plan that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required to vest such shares, or (iii) are reacquired or withheld (or not issued) to satisfy a tax withholding obligation in connection with a stock award or to satisfy the purchase price or exercise price of a stock award (the “Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Returning Shares, and become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after 12:01 a.m. Pacific time on the Effective Date will be subject to the terms of this Plan.

(b)Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.

(c)Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.ADMINISTRATION.

(a)Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)To settle all controversies regarding the Plan and Awards granted under it.

(iv)To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).

(v)To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant's rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.

(vi)To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(viii)) or an Award Agreement, no amendment of the Plan will impair a Participant's rights under an outstanding Award without the Participant's written consent.

(vii)To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii)To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant's rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant's rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant's rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant's consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.

(ix)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(c)Delegation to Committee.

(i)General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/

or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)Delegation to an Officer. The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(w)(ii) below.

(e)Effect of Board's Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(f)Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.SHARES SUBJECT TO THE PLAN.

(a)Share Reserve.

(i)Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed one million (1,000,000) shares plus the Returning Shares, if any, which become available for grant under this Plan from time to time less one share for each share of stock issued pursuant to a stock award granted after March 22, 2013 under the Prior Plan or the Prior Non-Employee Director Plan (such aggregate number of shares described above, the “Share Reserve”).

(ii)For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b)Reversion of Shares to the Share Reserve. If a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or as consideration for the exercise or purchase price of a Stock Award will again become available for issuance under the Plan.

(c)Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be three million (3,000,000) shares of Common Stock.

(d)Section 162(m) Limitations. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, the following limitations will apply.

(i)A maximum of five hundred thousand (500,000) shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Stock Award is granted may be granted to any one Participant during any one calendar year. Notwithstanding the foregoing, if any additional Options, SARs or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted is granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company's stockholders.

(ii)A maximum of three hundred thousand (300,000) shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).

(iii)A maximum of three million dollars ($3,000,000) may be granted as a Performance Cash Award to any one Participant during any one calendar year.

(e)Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.ELIGIBILITY.

(a)Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.

(b)Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:
(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c) Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i)by cash, check, bank draft or money order payable to the Company;

(ii)pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d) Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i) Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant's estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f) Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant's Continuous Service terminates (other than upon the Participant's death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant's Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(h) Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of the Participant's Continuous Service (other than upon the Participant's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant's Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant's Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant's Continuous Service would violate the Company's insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant's Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company's insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant's Continuous Service terminates as a result of the Participant's Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j) Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if (i) a Participant's Continuous Service terminates as a result of the Participant's death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant's Continuous Service (for a reason other than death), then the Participant's Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant's estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant's death, but only within such period of time ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant's death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k) Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant's retirement (as such term may be defined in the Participant's Award Agreement, in another agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company's then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee's regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a)Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company's bylaws, at the Board's election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company's instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)Termination of Participant's Continuous Service. If a Participant's Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v)Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b)Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)Termination of Participant's Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant's termination of Continuous Service.

(c)Performance Awards.

(i)Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 3(d)(ii)) that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant's completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 3(d)(iii)) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may, but need not, require the Participant's completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii)Committee and Board Discretion. The Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv)Section 162(m) Compliance. Unless otherwise permitted in compliance with Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date ninety (90) days after the commencement of the applicable Performance Period, and (B) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where the Performance Goals relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction or any completion of any Performance Goals, shares subject to Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of any further considerations as the Committee, in its sole discretion, will determine.

(d)Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock appreciation rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.COVENANTS OF THE COMPANY.

(a)Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.

(b)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising a Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.MISCELLANEOUS.

(a)Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.

(b)Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d)No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)Change in Time Commitment. In the event a Participant's regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h)Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i)Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company's intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant's termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements will be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount will be made upon a “separation from service” before a date that is six (6) months following the date of such Participant's “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant's death.

(l)Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

9.ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company's right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company's repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)Corporate Transactions. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor's parent company), if any, in connection with such Corporate Transaction. In the event that any surviving corporation or acquiring corporation does not assume or continue any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have been not assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), the Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards held by Participants whose Continuous Service has not terminated shall (contingent upon the effectiveness of the Corporate Transaction) lapse. With respect to any other Stock Awards outstanding under the Plan that have not been assumed, continued or substituted, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Award, and such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

(d)Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

10.PLAN TERM; EARLIER TERMINATION OR SUSPENSION OF THE PLAN.

(a)The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Compensation Committee, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.EFFECTIVE DATE OF PLAN.

This Plan will become effective on the Effective Date.

12.	CHOICE OF LAW.

The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state's conflict of laws rules.
13.DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)“Award” means a Stock Award or a Performance Cash Award.

(c)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)“Board” means the Board of Directors of the Company.

(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant's conviction of, or guilty plea or plea of nolo contendere to, to a felony under the laws of the United States or of any state, or a crime involving moral turpitude or dishonesty (including, but not limited to, fraud, theft, or embezzlement); (ii) such Participant's participation in any fraud or act of dishonesty against the Company; (iii) such Participant's willful misconduct, or material breach of any agreement between the Participant and the Company (including, but not limited to, any employment or offer letter or agreement or the any nondisclosure, proprietary information, inventions, nonsolicitation and noncompetition agreement); (iv) conduct that the Company determines, in good faith, demonstrates unfitness for the job; (v) such Participant's engagement in any activity that constitutes a material conflict of interest with the Company; or (vi) such Participant's significant failure to perform the Participant's duties, gross neglect of the Participant's duties, or refusal to comply with any lawful directive of the Board, which conduct, if capable of cure or remedy, is not cured or remedied within 30 days following the Participant's receipt of written notice from the Board.

(g)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company's securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
(h) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Blue Nile, Inc., a Delaware corporation.

(l) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company's securities to such person.

(m) “Continuous Service” means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's service with the Company or an Affiliate, will not terminate a Participant's Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant's Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company's leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least fifty percent (50%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o) “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.

(p) “Director” means a member of the Board.

(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2013, provided this Plan is approved by the Company's stockholders at such meeting.

(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Entity” means a corporation, partnership, limited liability company or other entity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities.

(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in a source the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x) “Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(y) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(cc) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(dd) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ee) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ff) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(gg) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(hh) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).
(kk) “Performance Criteria” means the one or more criteria that the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Committee (or Board, if applicable): (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or stockholder equity; (6) return on assets or net assets, investment, or capital; (7) stock price or growth in stock price; (8) margin (including gross margin); (9) operating margin, (10) income (before or after taxes); (11) operating income; (12) operating income after taxes; (13) pre-tax profit; (14) operating cash flow; (15) sales or revenue targets; (16) growth in revenue or product revenue; (17) expenses and cost reduction goals; (18) improvement in or attainment of working capital levels; (19) economic value added (or an equivalent metric); (20) market share; (21) operating cash flow or free cash flow (defined as operating cash flow minus capital expenditures); (22) cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization; (23) cash flow per share (operating cash flow or free cash flow); (24) share price performance; (25) debt reduction; (26) implementation or completion of projects or processes; (27) customer satisfaction; (28) stockholders' equity; (29) capital expenditures; (30) debt levels; (31) operating profit or net operating profit; (32) workforce diversity; (33) growth of net income or operating income; (34) billings; (35) internal improvements; (36) business development metrics; (37) innovation; and (38) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Committee or Board.

(ll) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In establishing the Performance Goals, the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) may provide, not later than the date required to comply with Section 162(m) of the Code with respect to any Award intended to comply with Section 162(m) of the Code, that: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude any other unusual, nonrecurring gain or loss or other extraordinary item; (7) to exclude the effects of stock based compensation and/or the payment of bonuses under this Plan and/or any other bonus plans of the Company; (8) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (9) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (10) to exclude the dilutive effects of acquisitions or joint ventures; (11) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (12) to exclude or include the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (13) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (14) to reflect any partial or complete corporate liquidation.

(mm) “Performance Period” means the period of time selected by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Performance Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(nn) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(oo) “Plan” means this Blue Nile, Inc. 2013 Equity Incentive Plan.

(pp) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(qq) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(rr) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ss) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(tt) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu) “Rule 405” means Rule 405 promulgated under the Securities Act.

(vv) “Rule 701” means Rule 701 promulgated under the Securities Act.

(ww) “Securities Act” means the Securities Act of 1933, as amended.

(xx) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(yy) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(zz) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(aaa) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(bbb) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation

(irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(ccc) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.